SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. ____)

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NORTHLAND CRANBERRIES, INC.
(Name of Registrant as Specified in its Charter)

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NORTHLAND CRANBERRIES, INC.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495

_________________

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

_________________

Dear Shareholders:

        As we previously announced, on September 23, 2004, we entered into various agreements with Ocean Spray Cranberries, Inc. (which we refer to herein as “Ocean Spray”). Among those agreements was an option agreement under which Ocean Spray paid to us a non-refundable (but creditable) $5.0 million cash fee in exchange for an option to purchase up to 14 of our 17 cranberry marshes, with the sale and purchase of any marsh to occur upon the terms and conditions of a previously negotiated agricultural asset purchase agreement. Ocean Spray’s option was exercisable, individually or collectively, only during the period beginning on December 1, 2004 and ending on March 22, 2005. The option agreement allowed Ocean Spray to assign its rights to receive title to the cranberry marshes that are subject to such option agreement to its cranberry producing members or any other person selected by Ocean Spray.

        On February 28, 2005, we received notice from Ocean Spray that it had assigned to four of its cranberry producing members its rights to receive title to 10 of the 14 cranberry marshes subject to the option agreement. Between March 18 and March 22, 2005, we received executed agricultural asset purchase agreements from those four cranberry producing members of Ocean Spray relating to the purchase of an aggregate of nine marshes. Between March 23 and March 29, 2005, we countersigned those agreements, and those agreements became effective.

        Under the Wisconsin Business Corporation Law (which we refer to herein as the “WBCL”), no shareholder approval of the marsh sales is required. However, since the marsh sales constitute a significant corporate action, and since the agricultural asset purchase agreements contemplate potential receipt of shareholder approval in connection with the marsh sales, our board of directors nevertheless decided to seek shareholder approval of the marsh sales by obtaining the written consent of Sun Northland, LLC (which we refer to herein as “Sun Northland”), which beneficially owns approximately 94.6% of our issued and outstanding common stock. Sun Northland has approved the sale of the nine cranberry marshes by written consent action pursuant to the WBCL and our articles of incorporation and bylaws.

        We intend to consummate one or more of the nine marsh sales on the later of (i) 20 days after we mail this notice and the accompanying information statement to our shareholders, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreement related to the marsh sales are satisfied. We expect the aggregate proceeds from the marsh sales that we will receive on closing of all of the marsh sales will total approximately $27.2 million.

        Shareholders of record as of the close of business on March 31, 2005, the record date for purposes hereof, are entitled to receive this notice and the accompanying information statement.

        Although not required by law, our board of directors has determined to provide our record and beneficial shareholders as of the record date with the opportunity to assert dissenters’ rights under Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL in connection with the marsh sales. We urge you to read the accompanying information statement and Annex C thereto for a summary description of the statutory provisions related to those dissenters’ rights.

        No action by you is required to approve the marsh sales. This is not a notice of a meeting of our shareholders. Neither a shareholders’ meeting nor a further vote will be held to approve the nine marsh sales. We are not asking you for a proxy and you are requested not to send us a proxy. We are furnishing the accompanying information statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules thereunder solely to inform you of the corporate actions described above before they take effect.

NORTHLAND CRANBERRIES, INC.
By Order of the Board of Directors,
/s/ John Swendrowski
John Swendrowski
Chairman and Chief Executive Officer

Wisconsin Rapids, Wisconsin
April 28, 2005

NORTHLAND CRANBERRIES, INC.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495

_________________

INFORMATION STATEMENT

_________________

        We are providing this information statement, on behalf of our board of directors, to the holders of record of our class A common stock, $.01 par value per share, as of the close of business on March 31, 2005, which is the record date for purposes hereof. It is being furnished in connection with shareholder approval by written consent action of the sale of nine of our 17 cranberry marshes to assignees of Ocean Spray Cranberries, Inc. (which we refer to in this information statement as “Ocean Spray”), as contemplated by that certain option agreement by and between us and Ocean Spray dated September 23, 2004 (which we refer to in this information statement as the “option agreement”).

        The marsh sales have already been approved by our shareholders, pursuant to Section 180.0704 of the Wisconsin Business Corporation Law (which we refer to in this information statement as the “WBCL”), Article 9 of our articles of incorporation and Article II, Section 2.13 of our bylaws, by the written consent action of Sun Northland, LLC (which we refer to in this information statement as “Sun Northland”). Sun Northland is the beneficial owner of approximately 94.6% of our issued and outstanding common stock. As of the date hereof, we have received executed agricultural purchase agreements (which we describe below) with respect to nine of the 14 cranberry marshes subject to the option. We intend to consummate the sale of one or more of these nine marshes on the later of (i) 20 days after we mail this information statement and the accompanying notice of shareholder action by written consent to our shareholders, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreement related to the marsh sales are satisfied.

        Expenses incurred in connection with the distribution of this information statement will be borne by us and are anticipated to be not more than $7,500. Our board of directors does not intend to solicit proxies or consents in connection with the marsh sales. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Our principal executive offices are located at the address indicated above. This information statement will be mailed on or about April 28, 2005 to our shareholders of record as of the record date. Although not required by law, our board of directors has determined to provide our record and beneficial shareholders as of the record date with the opportunity to assert dissenters’ rights under Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL in connection with the marsh sales. See “The Marsh Sales-Rights of Dissenting Shareholders” beginning on page 34, and Annex C attached hereto for a description of the statutory provisions related to dissenters’ rights.

The date of this information statement is April 28, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
WHERE YOU CAN FIND MORE INFORMATION	43
"HOUSEHOLDING" OF MATERIALS	43

ANNEXES:

Annex A	Opinion of Stephens, Inc.

Annex B	Master Appraisal Report of Farm Credit Services

Annex C	Subchapter XIII (Sections 180.1301 through 180.1331) of the Wisconsin Business Corporation Law

Annex D	Dissenters' Notice and Demand Payment Form

Annex E	Option Agreement by and between Ocean Spray Cranberries, Inc. and Northland Cranberries, Inc. dated as of September 23, 2004

Annex F	Form of Agricultural Asset Purchase Agreement

Annex G	Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended August 31, 2004 and six months ended February 28, 2005, respectively; Pro Forma Condensed Consolidated Balance Sheets as of February 28, 2005; and Notes to Pro Forma Condensed Consolidated Financial Statements of Northland giving effect to all of the marsh sales.

SUMMARY TERM SHEET

        This information statement notifies you that we have received the approval of Sun Northland by written consent action to consummate the marsh sales. We intend to consummate one or more of the marsh sales on the later of (i) 20 days after we mail this information statement and the accompanying notice of shareholder action by written consent to our shareholders, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreement related to the marsh sales are satisfied. This summary term sheet briefly describes the most material terms of the marsh sales and may not contain all of the information that is important to you. We urge you to read carefully the entire information statement, including the annexes.

Parties Involved in the Marsh Sales

•	The parties involved in the marsh sales are Northland Cranberries, Inc. (referred to in this information statement as "Northland," "we" or "us"), Ocean Spray and certain assignees of Ocean Spray. See "Information About the Parties" beginning on page 10.

The Option

•	The option agreement provided Ocean Spray with the exclusive option to purchase any or all of up to 14 of our 17 cranberry marshes, including improvements, equipment and crops growing on such marshes, at prices that aggregate up to $47.5 million plus the value of deferred crop assets. The option agreement also provided that Ocean Spray could assign its rights to receive title to any or all of these cranberry marshes to one or more cranberry producing members of Ocean Spray or any other person selected by Ocean Spray by providing written notice to us. Ocean Spray has assigned its rights to purchase 10 of the 14 marshes to four of its cranberry producing members. See “Terms of the Option Agreement-The Option” beginning on page 35.

Exercise of the Option

•	Ocean Spray or its assignees had the right to exercise the option with respect to any or all of the cranberry marshes subject to the option agreement by executing and delivering to us an agricultural asset purchase agreement for each marsh to be purchased not later than 5:00 pm (Eastern Time) on March 22, 2005. We have received executed agricultural asset purchase agreements from four cranberry producing members of Ocean Spray relating to the purchase of an aggregate of nine marshes. The option has expired with respect to the remaining five marshes subject to the option agreement. See “Terms of the Option Agreement-Exercise of the Option” beginning on page 37.

Purchase and Sale of Assets

•	Generally speaking, with respect to each of the nine marsh sales, we will sell and Ocean Spray’s assignee will purchase (i) the real estate representing the applicable marsh; (ii) the personal property used exclusively in connection with the operation of the applicable marsh; and (iii) the Federal Cranberry Marketing Order related to the applicable marsh. See “Terms of the Agricultural Asset Purchase Agreements-Purchase and Sale of Assets” beginning on page 38.

Purchase Price

•	The purchase price for the applicable cranberry marsh under each agricultural asset purchase agreement is the base purchase price for such marsh, plus the “deferred crop value” associated with such marsh. See “Terms of the Option Agreement-The Option” beginning on page 35. The aggregate cash purchase price for the nine marshes, exclusive of deferred crop costs, is approximately $28.2 million (against which approximately $3.0 million of the $5.0 million option fee previously paid to us by Ocean Spray is creditable on a pro rata basis). The amount of the deferred crop costs will depend on the date of the closing of any particular marsh sale. However, we estimate that the aggregate proceeds we will receive as deferred crop costs for the sale of the nine marshes will be approximately $2.0 million. As a result, the net cash purchase price for all nine marshes that we expect to receive at closing will be approximately $27.2 million. The applicable portions of the purchase price are payable in cash by Ocean Spray’s assignee at the closing of the sale of the applicable marsh in accordance with the option agreement. See “Terms of the Agricultural Asset Purchase Agreements-Purchase Price” beginning on page 38.

Representations and Warranties of Northland

•	Our representations and warranties contained in each agricultural asset purchase agreement include customary representations regarding the real and personal property to be conveyed. See “Terms of the Agricultural Asset Purchase Agreements-Representations and Warranties of Northland” beginning on page 38.

Closing

•	Pursuant to the terms of the agricultural asset purchase agreements, the closing of the sale of the applicable cranberry marsh shall occur on or before 60 days after the date of the agricultural asset purchase agreement and is subject to certain conditions to closing. See “Terms of the Agricultural Asset Purchase Agreements-Closing” beginning on page 38. Since we have received the consent of Sun Northland to consummate the marsh sales, we intend to consummate one or more of the nine marsh sales on the later of (i) 20 days after we mail this information statement and the accompanying notice of shareholder action by written consent to our shareholders, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreement related to the marsh sales are satisfied.

Conditions to Closing

•	Our obligation to consummate each applicable marsh sale is subject to our having obtained the consent, approval and authorization of our shareholders required by applicable law, if any. The respective purchaser’s obligation to consummate the applicable marsh purchase is subject to the following conditions:

»	the purchaser’s satisfaction with the form and substance of our disclosure schedules set forth in the agricultural asset purchase agreement; and

»	the purchaser’s election to proceed to closing of the sale of the applicable marsh if (i) the purchaser has properly objected to the title insurance commitment delivered by us pursuant to the terms of the applicable agricultural asset purchase agreement, and (ii) we elect not to cure such objection.

See “Terms of the Agricultural Asset Purchase Agreements-Conditions to Closing of Each Marsh Sale” beginning on page 39.

Indemnification

•	We are required to indemnify and hold harmless Ocean Spray or its assignee against any and all liability, including reasonable attorneys’ fees, resulting from a breach of any of our representations and warranties set forth in the applicable agricultural asset purchase agreement, which indemnification will in no event be an amount greater than the purchase price of the applicable cranberry marsh.

•	If our indemnification obligations exceed 25% of the purchase price of the applicable cranberry marsh, then we have the right, but not the obligation, to reacquire the applicable marsh from Ocean Spray or its assignee for a price equal to the purchase price paid by Ocean Spray or its assignee, less the amount of any indemnification payments previously made by us to Ocean Spray or its assignee related to the applicable cranberry marsh.

See “Terms of the Agricultural Asset Purchase Agreements-Indemnification” beginning on page 39.

Termination

•	Ocean Spray or its assignee has the option to terminate the applicable agricultural asset purchase agreement under certain circumstances. See "Terms of the Agricultural Asset Purchase Agreements-Termination" beginning on page 39.

Certain Effects of the Marsh Sales

•	Following the sales to Ocean Spray’s assignees discussed herein, we currently intend to continue to operate the remaining eight marshes that will be owned by us, and also to continue to sell cranberry concentrate to Ocean Spray pursuant to our toll processing agreement with Ocean Spray, and to Apple & Eve LLC (which we refer to in this information statement as “Apple & Eve”) pursuant to our supply agreement with Apple & Eve (both of which we describe below under “The Marsh Sales-The Brand Sale” beginning on page 14). However, consistent with our previously announced exploration of strategic alternatives, we may also continue to seek the sale of our remaining marshes and potentially the assignment of our toll processing agreement with Ocean Spray, supply agreement with Apple & Eve and agreements with our contract growers, or we may seek to undertake other strategic transactions involving the company and our operations, properties and assets. If we are successful in selling or assigning these remaining assets, we may liquidate Northland in accordance with Wisconsin law and our articles of incorporation. See “The Marsh Sales-Certain Effects of the Marsh Sales” beginning on page 15.

Use of Proceeds from the Marsh Sales

•	We expect the aggregate proceeds from the marsh sales that we will receive on closing of all of the marsh sales will total approximately $27.2 million. We intend to use the proceeds from the marsh sales to (i) pay the expenses related to the marsh sales and (ii) repay a portion of our outstanding debt as required by our lenders. We may also distribute a dividend to our shareholders who do not assert or perfect their dissenters’ rights. See “The Marsh Sales-Use of Proceeds from the Marsh Sales” beginning on page 15.

Interests of Certain Persons in the Marsh Sales

•	Certain persons have interests in the marsh sales that are different from your interests. In particular, we are party to a management services agreement with Sun Capital Partners Management, LLC, pursuant to which, among other things, we receive financial and management consulting services from Sun Capital Partners Management, LLC in exchange for an annual fee generally equal to the greater of $400,000 or 6% of our EBITDA (as defined therein). Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP, the general partner of which is Sun Capital Partners, LLC (of which two of our directors, Marc J. Leder and Rodger R. Krouse, each own 50% of the membership interests), and the limited partners of which include among others Messrs. Leder, Krouse, Clarence E. Terry, Kevin J. Calhoun and T. Scott King (all of whom are among our directors). None of Sun Capital Partners Management, LLC or any of our directors will receive any direct benefit in connection with the marsh sales that is not shared pro rata by our shareholders generally, however, in the event the marsh sales positively impact our EBITDA, our annual management fee payable to Sun Capital Partners Management, LLC may increase.

•	In addition, we have outstanding 100 shares of our Series B Preferred Stock, which is owned by a limited liability company of which our Chairman and Chief Executive Officer, John Swendrowski, is the managing member and certain other members of our management team are members. The Series B Preferred Stock is subject to mandatory redemption in certain circumstances The redemption price would vary depending upon the number of shares of Series B Preferred Stock then outstanding and the internal rate of return (as defined in our articles of incorporation) recognized by Sun Northland in connection with the event triggering such redemption. The consummation of the marsh sales will not result in the redemption of the Series B Preferred Stock.

See “The Marsh Sales-Interests of Certain Persons in the Marsh Sales” beginning on page 32.

Certain U.S. Federal Income Tax Consequences

•	Our shareholders will not directly experience any federal income tax consequences as a result of the consummation of one or more marsh sales. We may, however, distribute a portion of net proceeds from the marsh sales to shareholders in the form of a dividend. Receipt of any dividend may be taxable to you.

•	Shareholders who assert and perfect dissenters’ rights as provided under Wisconsin law and receive cash for their shares of our common stock may recognize a gain or loss for federal income tax purposes with respect to the entire cash payment received by them. We expect that such shareholders will be entitled to capital gains treatment for federal income tax purposes with respect to such cash payments, provided that they hold their stock as a capital asset on the date of the consummation of the marsh sales.

See “The Marsh Sales-Certain U.S. Federal Income Tax Consequences” beginning on page 33.

Vote Required to Approve the Marsh Sales

•	The marsh sales do not constitute a sale of substantially all of our assets under the WBCL and, as a result, no shareholder approval is required to consummate marsh sales. Nevertheless, we have received the approval of Sun Northland by written consent action pursuant to Section 180.0704 of the WBCL, our articles of incorporation and bylaws and, as a reult, we are sending this information statement to you pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended. We are not seeking your vote, written consent or proxy with respect to the marsh sales. See “The Marsh Sales-Vote Required to Approve the Marsh Sales” beginning on page 34.

Rights of Dissenting Shareholders

•	Our board of directors has provided our shareholders with the opportunity to assert dissenters’ rights under the WBCL in connection with approval of the marsh sales. By strictly following the requirements fixed by the WBCL, shareholders may receive in cash the “fair value” of their shares of our common stock. Under applicable law, dissenting shareholders are required to follow certain procedures to receive the fair value of their shares. See “The Marsh Sales-Rights of Dissenting Shareholders” beginning on page 34.

QUESTIONS AND ANSWERS ABOUT THE MARSH SALES

        The following questions and answers are presented for your convenience only and briefly address some questions you may have about the marsh sales. They may not contain all of the information that is important to you. We urge you to read carefully the entire information statement, including the annexes.

Q:	Why am I receiving this information statement?

A:	This information statement describes the marsh sales and the approval of the marsh sales by the written consent action of Sun Northland. Our board of directors is providing this information statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, which we refer to in this information statement as the “Exchange Act,” and the rules thereunder solely to inform you of, and provide you with information about, the marsh sales before they are consummated.

Q:	Who is entitled to receive this information statement?

A:	Shareholders of record as of the record date (March 31, 2005) are entitled to receive this information statement and the accompanying notice of shareholder action by written consent, which describe the corporate action that has been approved by the written consent action of Sun Northland.

Q:	Am I being asked to vote on the marsh sales?

A:	No, we are not asking you to vote for approval of the marsh sales or to provide your written consent to the marsh sales, and your vote or written consent is not required for approval of the marsh sales, which have been approved by Sun Northland’s written consent action.

Q:	Will there be a shareholder meeting to consider and approve the marsh sales?

A:	No, a shareholders' meeting will not be held to consider and approve the marsh sales. They have been approved by the written consent action of Sun Northland.

Q:	What consent or approval is required to consummate the marsh sales?

A:	Under the WBCL, no shareholder approval of the marsh sales is required. However, since the marsh sales constitute a significant corporate action, and since the agricultural asset purchase agreements contemplate potential receipt of shareholder approval in connection with the marsh sales, our board of directors nevertheless decided to seek shareholder approval of the marsh sales by obtaining the written consent of Sun Northland, which beneficially owned 89,009,860 (94.6%) shares of our issued and outstanding common stock as of March 31, 2005 (the record date for purposes hereof).

Q:	Did our board of directors retain financial advisors in connection with the marsh sales?

A:	Yes. Our board of directors retained Stephens Inc., an investment banking firm based in Little Rock, Arkansas (which we refer to in this information statement as "Stephens"), to serve as its financial advisor and assist it in structuring, negotiating and evaluating the marsh sales.

Q:	Did our board of directors obtain a fairness opinion from its financial advisor ?

A:	Yes. Stephens delivered a fairness opinion to our board of directors relating to the consideration to be received by us in connection with the marsh sales. Stephens' fairness opinion in discussed in this information statement in the section entitled "The Marsh Sales-Opinion of Stephens" beginning on page 16.

Q:	Will any of the proceeds from the marsh sales be distributed to me as a shareholder?

A:	Maybe. We intend to use the proceeds from the marsh sales to (i) pay the expenses related to the marsh sales, which are estimated to be not more than $500,000 and (ii) repay a portion of our outstanding debt as required by our lenders. We may also distribute a dividend to our shareholders who do not assert or perfect their dissenters' rights under Wisconsin law.

Q:	Are the marsh sales subject to the satisfaction of any conditions?

A:	Yes. Before marsh sales can be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this information statement in the section entitled “Terms of the Agricultural Asset Purchase Agreements—Conditions to Closing of Each Marsh Sale.” If these conditions are not satisfied or waived with respect to any marsh sale, then such marsh sale will not be consummated even though it has been approved by the written consent action of Sun Northland.

Q:	When do you expect the marsh sales to be consummated?

A:	We intend to consummate one or more of the nine marsh sales on the later of (i) 20 days after we mail this information statement and the accompanying notice of shareholder action by written consent to our shareholders, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreement related to the marsh sales are satisfied or waived. Assuming the remaining closing conditions are satisfied or waived by such date, we expect to consummate the marsh sales on or about May 18, 2005.

Q:	Will you continue to operate the company if the marsh sales are consummated?

A:	We currently intend to continue to operate the remaining eight marshes that will be owned by us following the sales to Ocean Spray’s assignees discussed herein (including Associates West, Meadow Valley and Three Lakes, representing approximately 236 of our current 1,831 cranberry producing acres), and also to continue to sell cranberry concentrate to Ocean Spray pursuant to our toll processing agreement with Ocean Spray, and to Apple & Eve pursuant to our supply agreement with Apple & Eve (both of which we describe below under “The Marsh Sales”). However, consistent with our previously announced exploration of strategic alternatives, we may also continue to seek the sale of our remaining marshes and potentially the assignment of our toll processing agreement with Ocean Spray, supply agreement with Apple & Eve and agreements with our contract growers, or we may seek to undertake other strategic transactions involving the company. If we are successful in selling or assigning these remaining assets, we may liquidate Northland in accordance with the WBCL and our articles of incorporation.

Q:	What are the U.S. federal income tax consequences of the marsh sales?

A:	The net proceeds from marsh sales will consist solely of the cash. Each marsh sold will generate a capital gain or loss to us depending on whether the net proceeds are greater or less than our adjusted tax basis in the marsh sold. We have net operating losses available that will offset the gains realized upon consummation of one or more marsh sales. Federal tax limits our ability to use capital losses to offset income from other sources.

Our shareholders will not directly experience any U.S. federal income tax consequences as a result of the consummation of one or more marsh sales. We may, however, distribute a portion of net proceeds from the marsh sales to our shareholders in the form of a dividend. Receipt of any such dividend may be taxable to you. To the extent of our accumulated earnings and profits, any dividend will be a taxable dividend to you. Depending on your holding period for your stock, taxable dividends may be taxed at net capital gains rates, otherwise, they will be taxed at ordinary income rates. A dividend in excess of our accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted basis in your stock, with any excess treated as a capital gain.

For additional information on the U.S. federal income tax consequences of the marsh sales, see the section in this information statement entitled “The Marsh Sales—Certain U.S. Federal Income Tax Consequences” beginning on page 33.

Tax matters are very complicated, and the tax consequences of any marsh sale and related dividend to you will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the marsh sales and any related dividends.

Q:	What rights do I have to seek appraisal of my shares?

A:	Our board of directors has determined by resolution to provide our shareholders and beneficial shareholders with the opportunity to assert dissenters’ rights under Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL. As a result, you may seek a judicial appraisal of the fair value of your shares of our common stock by following the procedures governing dissenters’ rights specified in this information statement in the section entitled “The Marsh Sales-Rights of Dissenting Shareholders” as well as in Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL. A copy of Subchapter XIII of the WBCL is included as Annex C to this information statement.

Q:	What should I do now?

A:	No action by you is required unless you intend to assert your dissenters’ rights, in which case you should review the required procedures for doing so specified in this information statement in the section entitled “The Marsh Sales- Rights of Dissenting Shareholders” beginning on page 34, as well as in Annexes C and D to this information statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this information statement or if you have questions about the marsh sales, then you should contact us as follows:

Northland Cranberries, Inc. Attn: Kenneth A. Iwinski 2321 West Grand Avenue, P.O. Box 8020 Wisconsin Rapids, Wisconsin 54495 (715) 424-4444

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Any statements in this information statement about future plans, goals and other events which have not yet occurred, including statements regarding consummation of the marsh sales and the payment of any related dividends, constitute forward-looking statements. We intend that these statements will qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Special Note Regarding Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC, as well as factors relating to the marsh sales, including (i) diversion of management attention from the operations of the business as a result of preparations for the consummation of one or more marsh sales, (ii) transaction related expenses that are expected to be incurred in connection with the consummation of one or more marsh sales, (iii) the tax consequences to us of one or more of the marsh sales, (iv) the potential payment of a dividend on our common stock following the marsh sales, and (v) a decline in the market price of our common stock and a limitation on our ability to implement our current or future business strategies resulting from one or more of the marsh sales not being consummated. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this information statement, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

GENERAL

        We are providing this information statement, on behalf of our board of directors, to the holders of our common stock as of the record date. It is being furnished in connection with shareholder approval of the marsh sales. This information statement describes the marsh sales and the approval thereof by the written consent action of Sun Northland. Our board of directors is providing this information statement to you pursuant to Section 14(c) of the Exchange Act and the rules thereunder solely to inform you of, and provide you with information about, the marsh sales before they are consummated.

INFORMATION ABOUT THE PARTIES

        Northland. We are a grower and handler of cranberries, which are processed for us by Ocean Spray and which we sell (as cranberries or cranberry concentrate) to Ocean Spray and Apple & Eve pursuant to a toll processing agreement and a long-term supply agreement, respectively. We currently own or operate 17 cranberry producing marshes with 1,831 planted acres in Wisconsin, of which nine will be sold to Ocean Spray’s assignees as described herein. We also maintain multi-year crop purchase contracts with 44 independent cranberry growers to purchase all of the cranberries harvested from an aggregate of up to 1,800 contracted acres.

        Our principal offices are located at 2321 West Grand Avenue, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495. The telephone number at our principal offices is (715) 424-4444.

        Ocean Spray. Ocean Spray is an agricultural cooperative owned by more than 800 cranberry growers in the United States and Canada, accounting for over 65% of all cranberries grown in North America, as well as more than 100 Florida grapefruit growers. Ocean Spray produces and sells cranberry juices and juice drinks and other value-added cranberry products.

        The principal offices of Ocean Spray are located at One Ocean Spray Drive, Lakeville-Middleboro, Massachusetts 02349. The telephone number at Ocean Spray’s principal executive offices is (508) 946-1000.

        Assignees of Ocean Spray. Each of the companies to whom Ocean Spray has assigned its rights to receive title to certain of the cranberry marshes that are subject to the option agreement is a cranberry producing member of Ocean Spray’s agricultural cooperative. The assignees and the address of their principal executive offices are as follows:

James Potter Cranberry Marsh, Inc. 28591 County Highway BW Warrens, Wisconsin 54666

Acorn Acres Cranberry Co., Inc. 13071 County PP Tomah, Wisconsin 54660

JJW Cranberries, LLC 7639 N. Landgraff Road Hayward, Wisconsin 54810

Wayne Gardner, d/b/a Dawesville Cranberry Co. 7502 Highway 13E Pittsville, Wisconsin 54466

THE MARSH SALES

Background of the Marsh Sales

        In an attempt to improve our financial performance and increase shareholder value, we determined in late 2003 to engage in an exploration of various strategic alternatives, including, among other things, potential acquisitions, mergers, joint ventures, licensing arrangements or a potential sale of all, or a portion of, our businesses. Our board of directors determined that it was advisable to retain a financial advisor to assist us in the exploration process. Based on Stephens’ reputation and positive input from affiliates of Sun Northland, we decided to consider engaging Stephens to act as our financial advisor. Stephens is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Representatives from Stephens met with our management, including our chief executive officer, in November 2003, and gave a presentation to our management regarding its qualifications and experience in assisting companies engaged in similar processes. On November 13, 2003, we retained Stephens to act is such capacity.

        During December 2003 and January 2004, Stephens began to contact a broad group of both potential financial and strategic partners to explore their interest in a potential strategic transaction with Northland. Ocean Spray was not contacted at this time mainly due to ongoing litigation between Ocean Spray and us. We set February 17, 2004 as the initial deadline for submitting initial indications of interest regarding any potential transaction.

        Ocean Spray contacted us in early February 2004 regarding its interest in pursuing a potential strategic transaction. On February 13, 2004, prior to engaging in any discussions with Ocean Spray, we entered into a confidentiality agreement with Ocean Spray.

        On February 17, 2004, we received initial indications of interest from multiple interested parties other than Ocean Spray. After consideration of the various proposals by and discussion among Stephens, our board of directors and management, we determined it was appropriate to continue discussions with six of these interested parties. At various times during March 2004, we met with these other parties and their representatives to conduct preliminary management presentations, and certain of these parties continued their due diligence investigations of our company. We set April 26, 2004 as the deadline for submitting final proposals. In addition, Ocean Spray conducted its due diligence investigation during March and April 2004.

        On April 20, 2004, representatives from our management, Ocean Spray’s management, Sun Capital Partners Management, LLC, Stephens, our legal counsel, Ocean Spray’s legal counsel and Ocean Spray’s financial advisors met in Chicago, Illinois to discuss the details of a proposed transaction with Ocean Spray in the context of a resolution of our then-outstanding litigation with Ocean Spray. The discussions centered around the assets Ocean Spray might be willing to purchase as well as preliminary associated valuations for those assets.

        In late April 2004, Stephens received final proposals from certain of the other selected interested parties.

        On April 28, 2004, Marc J. Leder, co-chief executive officer of Sun Capital Partners Management, LLC, contacted Randy C. Papadellis, Ocean Spray’s chief executive officer, and discussed possible transaction structures and related valuations. The parties also generally discussed the possibility of settling the ongoing litigation between us and Ocean Spray.

        On May 5, 2004, Ocean Spray publicly stated that it had accepted a proposal from PepsiCo whereby Ocean Spray and PepsiCo would enter into a joint venture related to Ocean Spray’s branded products business. At this point, we determined to cease negotiations with Ocean Spray regarding a potential transaction until such time as the PepsiCo proposal was finally determined.

        Stephens continued to work throughout May 2004 with several other selected potential purchasers in an effort to identify a transaction structure that would be acceptable to our board of directors.

        On June 8, 2004, Ocean Spray’s grower-owners voted against Ocean Spray’s proposed PepsiCo joint venture proposal, and our discussions with Ocean Spray regarding a potential strategic transaction resumed shortly thereafter.

        On June 11, 2004, Stephens contacted Tim Chan, Ocean Spray’s chief financial officer, and discussed Ocean Spray’s additional due diligence requests. On June 22, 2004, Stephens received a third due diligence request from Ocean Spray, to which Stephens responded on June 29, 2004.

        On June 30, 2004, Stephens delivered to Ocean Spray a proposed term sheet that summarized the previous discussions between Mr. Leder and Mr. Papadellis. Stephens contacted Mr. Chan on July 2, 2004 and discussed the proposed term sheet. Mr. Chan indicated that Ocean Spray’s board of directors was meeting on July 8, 2004 to discuss the proposed term sheet.

        On July 9, 2004, we received a revised term sheet from Ocean Spray. Upon our receipt of the revised term sheet, Mr. Leder and Mr. Jerome Jenko, a board member of Ocean Spray, discussed and addressed certain issues related to the revised term sheet. On July 9, 2004, Stephens delivered to Ocean Spray a further revised term sheet reflecting the discussions between Mr. Leder and Mr. Jenko. On July 12, 2004, Mr. Chan contacted Stephens regarding Ocean Spray’s concerns about the revised term sheet. On July 13, 2004, Mr. Leder and Mr. Papadellis discussed and resolved Ocean Spray’s concerns. Stephens circulated another revised term sheet on July 14, 2004, which was agreed to in principal by Ocean Spray and us.

        On July 19, 2004, our legal counsel distributed the first draft of an asset purchase agreement between Ocean Spray and us. Ocean Spray began its visits of our sites on July 20, 2004. From late July 2004 through mid August 2004, we responded to additional due diligence requests that we received from Ocean Spray, and continued to prepare the asset purchase agreement, the toll processing agreement and the option agreement. On August 18, 2004, our management, Ocean Spray’s management, Sun Capital Partners Management, LLC, Stephens, our legal counsel and Ocean Spray’s legal counsel met at Stephen’s New York office to negotiate the three agreements. Following this meeting, on August 30, 2004, the parties engaged in further discussions regarding the status of the agreements. On September 13, 2004, Mr. Leder contacted Mr. Papadellis to discuss and resolve the remaining open issues. On September 14 and 15, 2004, our management, Ocean Spray’s management, Stephens, our legal counsel and Ocean Spray’s legal counsel met in Milwaukee, Wisconsin to discuss the toll processing agreement and finalize the remaining open issues.

        After consideration of the terms of the Ocean Spray proposal and a review of the interest received from other parties, the board of directors determined to proceed with the Ocean Spray transaction primarily because (i) the economic terms were superior (including providing us with the opportunity to realize additional value for dismissal of the lawsuit), (ii) the board of directors had a higher confidence level in Ocean Spray’s ability to finance the transaction, and (iii) Ocean Spray could provide us with cranberry processing services for our remaining cranberries and a stable source of sales of our cranberries and cranberry concentrate through the toll processing agreement.

        On September 23, 2004, we entered into final agreements with Ocean Spray. Those agreements included, in addition to the option agreement, (i) an asset purchase agreement pursuant to which we sold to Ocean Spray, among other assets, our concentrate processing plant, storage facility and certain offices located in Wisconsin Rapids, Wisconsin, for approximately $28 million, subject to certain adjustments and including a $2.5 million escrow, and (ii) a toll processing agreement pursuant to which we agreed to deliver to Ocean Spray all of the cranberries harvested from (a) any of the cranberry marshes owned or leased by us during the term of the toll processing agreement and (b) our then-existing and after-acquired grower contracts, which Ocean Spray will receive, clean, bin, store and process into cranberry juice concentrate for a fixed fee. Pursuant to the toll processing agreement, Ocean Spray will produce a certain allotment of cranberry concentrate to be provided to us on a monthly basis. Any portion of our monthly cranberry concentrate allotment that we do not request for delivery from Ocean Spray in any given month will be purchased by Ocean Spray at a price to be determined by Ocean Spray based on Ocean Spray’s trailing six-month average price at which it sold concentrate to third-party buyers. As part of the consideration for the transaction, we also agreed with Ocean Spray to dismiss our then-pending antitrust lawsuit against Ocean Spray.

        On February 28, 2005, we received notice from Ocean Spray that Ocean Spray assigned to four of its cranberry producing members its rights to receive title to 10 of the 14 cranberry marshes subject to the option agreement. Between March 18 and March 22, 2005, we received executed agricultural asset purchase agreements from four assignees of Ocean Spray relating to the purchase of an aggregate of nine marshes.

Reasons for Engaging in the Marsh Sales

        Following a thorough process of exploring strategic alternatives (discussed more fully above under “The Marsh Sales—Background of the Marsh Sales”), we were unable to reach agreement with any potential acquiror of our entire business on terms acceptable to our board of directors. However, as detailed above, Ocean Spray expressed an interest in acquiring our processing plant and certain of our marshes, and in settling our pending antitrust litigation against Ocean Spray on terms acceptable to both parties. Ocean Spray further expressed its desire to provide its grower-owners with the opportunity to purchase our marshes rather than purchasing our marshes directly. As a result, it was determined that the transaction should be structured in the form of the option agreement, whereby Ocean Spray could assign its rights to receive title to any or all of the cranberry marshes subject to the option agreement to one or more cranberry producing members of Ocean Spray or any other person selected by Ocean Spray.

        After thorough analysis and consideration, including receiving the opinion of Stephens regarding the fairness, from a financial point of view, of the transactions with Ocean Spray, our board of directors believed that the option agreement and processing business sale were in the best long-term interests of the shareholders. As a result, our board of directors decided to enter into the processing business sale and option agreements with Ocean Spray, and to independently continue to explore strategic alternatives related to the sale of our other assets. As previously disclosed on Form 8-K filed on February 28, 2005, we subsequently sold our branded business to Apple & Eve.

The Brand Sale

        Independent from the transactions with Ocean Spray, as previously announced, on February 22, 2005 we entered into an asset purchase agreement with NCI Foods, LLC (referred to in this information statement as “NCI”), and Apple & Eve pursuant to which we sold to Apple & Eve certain assets related to our branded juice business and Apple & Eve assumed approximately $3.5 million of selected current liabilities related to our branded juice business. For purposes of this information statement, we refer to this sale as the “brand sale.” As consideration for the brand sale, Apple & Eve paid to us, subject to a final working capital adjustment, approximately $10.8 million in cash, consisting of base consideration of approximately $9.0 million, $500,000 of which was placed in an escrow account, and a preliminary working capital adjustment of approximately $1.8 million.

        In connection with the brand sale, we also entered into a concentrate purchase and supply agreement, which we refer to herein as the “supply agreement,” with Apple & Eve, pursuant to which Apple & Eve committed to purchase from us on a monthly basis, during the period from February 22, 2005 to February 22, 2006, all of the cranberry concentrate inventory as of February 22, 2005, for an aggregate purchase price equal to approximately $6.7 million. In addition, for the period beginning on October 1, 2005 and ending on the earlier of September 30, 2014 or the termination of our toll processing agreement with Ocean Spray, Apple & Eve has the option in each year to purchase on a monthly basis up to the total amount of cranberry juice concentrate available to us under our toll processing agreement with Ocean Spray at a price that does not exceed the price at which we can sell cranberry juice concentrate to Ocean Spray under the toll processing agreement.

        The supply agreement also provides that no later than December 1 of each year during the term of the supply agreement, we will notify Apple & Eve of our intention to terminate or cancel any supply or sourcing agreements with any third party contract growers to which we are a party as of February 22, 2005, the effect of which would be to reduce the total acreage of cranberry marshes under contract by us or our affiliates to less than 1,575 acres. Upon any such termination or cancellation, we agreed to use our best efforts to: (i) introduce Apple & Eve to such third party contract growers; and (ii) assist Apple & Eve in establishing a supply arrangement with such third party contract growers.

Certain Effects of the Marsh Sales

        Upon consummation of the marsh sales, our business will consist primarily of (i) growing, and processing into juice concentrate, pursuant to our toll processing agreement with Ocean Spray, cranberries from the eight cranberry marshes that we will continue to own and operate; (ii) selling cranberry juice concentrate to Ocean Spray pursuant to our toll processing agreement with Ocean Spray; (iii) selling cranberry juice concentrate to Apple & Eve pursuant to our supply agreement with Apple & Eve; and (iv) purchasing cranberries from our 44 contract growers and delivering those cranberries to Ocean Spray for processing into cranberry juice concentrate pursuant to the terms of our toll processing agreement.

        Following consummation of the marsh sales, we currently intend to continue to operate the remaining business described above. However, consistent with our previously announced exploration of strategic alternatives, we may also continue to seek the sale of our remaining marshes and potentially the assignment of our toll processing agreement with Ocean Spray, supply agreement with Apple & Eve and agreements with our contract growers. We may sell or assign these assets to one or more buyers, from time to time, through one or more transactions. Potential buyers of our assets may include certain affiliates, including potentially members of our management. However, there can be no assurance that we will be able to successfully identify potential buyers for our remaining assets on terms favorable to us or at all.

        In addition, we may in the future determine to undertake a “going private” transaction pursuant to which some or all of our public shareholders would receive a cash payment for their shares and following which our shares would no longer be registered under Section 12 of the Securities Exchange Act of 1934, as amended, or listed for trading on the Over-The-Counter Bulletin Board. Our board of directors has not considered or determined to undertake such a going private transaction, and no such proposal has been submitted to or is currently being considered by our board of directors. Nevertheless, management has from time to time informally and preliminarily discussed, and likely may continue to discuss, the possibility of undertaking such a transaction with Sun Northland and certain members of management.

        If we are successful in selling or assigning these remaining assets, or in undertaking a “going-private” transaction, we may subsequently liquidate Northland. Upon any such liquidation, we would intend to distribute the cash proceeds received in liquidation to our shareholders, following satisfaction of remaining liabilities and appropriate provision for contingent liabilities, in accordance with Wisconsin law and our articles of incorporation.

Use of Proceeds from the Marsh Sales

        We expect the proceeds from the marsh sales to total approximately $30.2 million (of which we previously received approximately $3.0 million from Ocean Spray in the form of an option fee on September 23, 2004, resulting in the aggregate proceeds we expect to receive from the marsh sales on closing of all of the marsh sales of approximately $27.2 million). We intend to use the proceeds from the marsh sales to (i) pay the expenses related to the marsh sales, which are estimated to be not more than $500,000 and (ii) repay a portion of our outstanding debt as required by our lenders. Our board of directors may also determine, in its discretion, to distribute a dividend to our shareholders who do not assert or perfect their dissenters’ rights under Wisconsin law. Our board of directors has not determined at this time whether to declare any such potential dividend or the amount of any such dividend.

Opinion of Stephens

        Our board of directors retained Stephens to act as our financial advisor in connection with a review of strategic alternatives. As part of its engagement, we requested Stephens to render a fairness opinion relating to the processing business sale, which included the sale of our processing plant, storage facility and certain offices located in Wisconsin Rapids, Wisconsin, as well as the grant to Ocean Spray of an option to purchase 14 of our 17 cranberry marshes. On September 23, 2004, Stephens delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration to be received by us in the processing business sale was fair, from a financial point of view, to our disinterested shareholders, and that the consideration to be received by us upon the exercise of the option to purchase the cranberry marshes, whether exercised in whole or in part, would be fair from a financial point of view to our disinterested shareholders. For this purpose, “disinterested shareholders” means all holders of our common stock other than (i) our officers, directors and employees; (ii) any holder of 5% or more of the outstanding shares of our common stock (assuming the exercise of convertible securities beneficially owned by the holder); and (iii) Ocean Spray and its affiliates.

        Stephens provided the opinions described above in connection with the processing business sale and marsh options for the information and assistance of our board of directors in connection with its consideration of the processing business sale and marsh options. The terms of the option agreement and the consideration to be received by us in the processing business sale and marsh options, however, were determined through negotiations between us and Ocean Spray and were approved by our board of directors. Stephens provided financial advice to us during these negotiations. However, Stephens did not recommend to us that any specific amount or type of consideration be paid to us in connection with the processing business sale or marsh options.

        The full text of Stephens’ written opinion, dated September 23, 2004, is attached as Annex A to this information statement and incorporated herein by reference. We urge you to read the entire opinion carefully to learn about the assumptions made, general procedures followed, matters considered, relevant disclosures, and limits on the scope of the review undertaken by Stephens in rendering its opinions. Stephens’ opinions relate only to the fairness, as of the date of the opinion and from a financial point of view, to our disinterested shareholders, of the consideration to be paid by Ocean Spray in connection with the processing business sale and the marsh options. The opinion does not address any other aspect of the processing business sale or marsh options and does not constitute a recommendation as to what actions any person should take with respect to the processing business sale or marsh options. Stephens did not address the merits of our underlying decision to engage in the processing business sale or marsh options. The following summary of Stephens’ opinion is qualified in its entirety by reference to the full text of the opinion. Stephens’ opinion was directed to our board of directors for its benefit and use in evaluating the fairness of the consideration received in the processing business sale and marsh options. We urge you to read the opinion carefully and in its entirety.

        In connection with its opinion, Stephens performed the following work:

•	analyzed certain of our publicly available financial statements and reports;

•	analyzed, on a pro forma basis, the effect of the processing business sale and marsh options on our balance sheet and capitalization ratios;

•	reviewed the terms of the agreements and ancillary documents related to the processing business sale and marsh options (including the option agreement);

•	examined individual appraisals, prepared by Farm Credit Services of North Central Wisconsin, which we refer to in this information statement as “Farm Credit Services,” for us, dated November 9, 2001, which were provided to Stephens by our management for each of the cranberry marshes subject to the option agreement;

•	discussed with our management the anticipated financial and operational consequences to us of the processing business sale;

•	assisted in our deliberations regarding material financial terms of agreements and ancillary documents (including the option agreement) related to the processing business sale and marsh options and our negotiations with Ocean Spray;

•	considered certain financial and strategic alternatives available to us.

        In preparing the fairness opinion, Stephens relied on the accuracy and completeness of the representations and warranties of each party to the option agreement and other information and financial data provided to it by the parties, without independently verifying the same, and Stephens’ opinion is based, in part, upon such information. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinions, recognizing that it was rendering only an informed opinion and not an appraisal or certification of value.

        Stephens also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the processing business sale and marsh options, no restrictions, including any divestiture agreements or amendments or modification, would be imposed that would have a material adverse impact on the contemplated benefits of the processing business sale or marsh options.

        Stephens was not asked to consider, and the fairness opinion does not address in any manner, the price at which our stock would trade following either the announcement or consummation of the processing business sale and marsh options. The fairness opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated on, and on the information made available to Stephens as of, the date of the opinion.

Summary of Analysis

        The following is a summary of the material financial analyses used by Stephens in connection with its fairness opinions.

        The summary does not purport to be a complete description of all analyses performed and factors considered by Stephens. In particular, this summary report focuses only on the analyses for assets related to Ocean Spray’s option and not all assets which were sold to Ocean Spray in the processing business sale. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Stephens was carried out in order to provide a different perspective on the sale of assets and to add to the total mix of information available. Stephens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the total consideration received by us in the sale of assets to Ocean Spray from a financial point of view. Rather, in reaching its conclusion, Stephens relied upon the results of the analyses taken as a whole and also on application of Stephens own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Stephens has indicated to our board of directors that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the opinion. The analyses performed by Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Furthermore, as indicated below, the analyses relied, in part, on the third-party appraised value of the marshes subject to the option agreement, without independent verification by Stephens, rather than discounted cash flow analysis or multiples of projected revenues and earnings, which Stephens deemed not as meaningful with respect to Ocean Spray’s option.

Asset Value Analysis

        The total price to be paid for the 14 marshes subject to the option agreement was calculated as approximately $47.5 million plus the deferred crop expense associated with money we spent on the current year’s cranberry crop prior to the time of closing. Our deferred expense for these 14 marshes during our last growing season was approximately $7.5 million. For purposes of this analysis Stephens assumed the deferred expense paid in connection with the option agreement would equal the full $7.5 million of deferred growing expense realized last year, although it will likely be lower considering that the option exercise has occurred and the sale of the applicable cranberry marshes will occur during the current growing season. This implies the total consideration received by us could be approximately $55.0 million. It should be noted that the $5.0 million received on September 23, 2004 to establish the option agreement will be credited towards proceeds to be received upon exercise of Ocean Spray’s option, meaning the remaining proceeds we might receive if the option was exercised on all 14 marshes would be approximately $50.0 million.

        In forming its opinion regarding the potential total proceeds resulting from the exercise of Ocean Spray’s option, Stephens relied, in part, on individual appraisals for each of the marshes subject to the option agreement. These appraisals were performed for us by Farm Credit Services and they are dated November 9, 2001. These appraisals were provided to Stephens by our management who indicated that these appraisals were the most recent appraisals available and that, despite the age of the appraisals, they should reflect the approximate current value of the marshes based on our management’s view that the value of marshes typically does not change materially from year to year. Stephens examined the appraisals and concluded they were prepared using reasonable assumptions and analyses.

        These appraisals placed the collective value of the 14 marshes subject to the option agreement at approximately $42.5 million. The appraisals, however, did not include any value for the current cranberry crop on the marshes. To estimate this value, Stephens looked both at the costs we incurred on the current crop and the theoretical market value of the crop at harvest. The total costs incurred were estimated to be as much as $7.5 million as described above. The potential market value was estimated by looking at an average historical yield of these marshes, approximately 298,800 barrels, and multiplying that by the prevailing market price of $36.00 per barrel, which resulted in an estimated market value of the current crop of approximately $10.8 million. Adding the deferred expense and theoretical market value of the current crop to the appraised value results in values of approximately $50.1 and $53.4 million, respectively, both of which are below the potential total proceeds of $55.0 million.

Fees

        Pursuant to a letter between us and Stephens, Stephens will receive a fee estimated to be approximately $325,000 for services rendered in connection with the exercise of Ocean Spray’s option upon the closing the marsh sales. We also agreed to reimburse Stephens for its out-of-pocket expenses, including reasonable fees and disbursements of outside counsel. In addition, we agreed to indemnify Stephens for liabilities related to or arising out of the engagement, including specified liabilities under the federal securities laws.

        As part of Stephens’ investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and private purposes. Stephens also provides other investment banking services to us, and Stephens’ senior investment banker working on this engagement is an investor in certain investment funds sponsored by Sun Capital Partners, Inc. (an affiliate of Sun Northland), including a fund that has an investment in Northland. Stephens has received fees from Northland for those services during the past two years, including $650,000 in 2004 (which includes $200,000 in connection with the delivery of its fairness opinion as to the processing business sale and the marsh sales) and $325,000 in 2005. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in our debt or equity securities or options on our securities.

Marsh Appraisals

        The marsh appraisals furnished to Stephens by Northland were prepared by Farm Credit Services. Farm Credit Services is part of Farm Credit System, which is a nationwide network of independently owned and operated credit and financial services organizations that are focused expressly on agriculture. Farm Credit Services’ appraisers have significant experience in real estate appraisal of agricultural and rural properties. The appraisals were performed for us on behalf of Farm Credit Services by Ronald J. Rasmussen, an accredited rural appraiser and Wisconsin certified general appraiser, and David R. Joos, an accredited rural appraiser. No relationship existed between us and Mr. Rasmussen or Mr. Joos, or between us and Farm Credit Services prior to our engaging Farm Credit Services to appraise our cranberry marshes. We selected Farm Credit Services as our appraiser because of Mr. Rasmussen’s experience in appraising Wisconsin cranberry properties such as our cranberry marshes.

        The appraisal reports consisted of a single “Master Report” for general information and separate written reports for each of the marshes. This procedure was intended to reduce repetitious documentation of information, while meeting the reporting requirements of the Uniform Standards for Professional Appraisal Practices (USPAP). For purposes of this information statement, we have summarized the Master Report below. You should also be aware that each of the individual reports contains additional information that supplements or is in addition to the information contained in the Master Report. We have not summarized each of the individual reports in this information statement because we believe that the Master Report, and the summary thereof included below, provides all of the material information regarding the procedures followed by the appraiser, the findings of the appraiser, and the bases for and the methods of arriving at such findings by the appraiser. Any of the individual appraisals and/or the Master Report will be made available for inspection and copying at Northland’s principal executive offices during regular business hours by any interested shareholder or representative who has been so designated in writing. The appraisals estimated the market value (surface rights only) as of November 9, 2001. Northland imposed no limitations on the scope of the investigation by Farm Credit Services of North Central Wisconsin.

        A copy of the Master Report is attached hereto as Annex B and incorporated herein by reference.

Market Value Definition

        The Master Report defined market value as the most probable price which a property should bring in a competitive and open market under conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. The Master Report noted that implicit in the definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	buyer and seller are typically motivated;

•	both parties are well informed or well advised, and acting in what they consider their best interests;

•	a reasonable time is allowed for exposure in the open market;

•	payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

•	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Assumptions and Limiting Conditions

        The appraisal reports were subject to certain conditions, including, among others, the following:

•	The appraisers assumed no responsibility for matters of a legal nature affecting the property appraised or the title thereto, nor did the appraisers render any opinion as to title, which was assumed to be good and marketable. The property was appraised as though under responsible ownership.

•	The appraisers requested, reviewed, and considered information provided by our management, and the appraisers relied on such information and assumed there were no hidden or unapparent conditions of the property, subsoil or structures, which would render it more or less valuable. The appraisers assumed no responsibility for such conditions, for engineering which might be required to discover such factors, or the cost of discovery or correction.

•	Information, estimates and opinions furnished to the appraisers and contained in the reports, were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy of such items furnished to the appraisers was assumed by the appraisers.

•	No value was allocated to mineral rights or deposits.

•	Water requirements and information provided was relied on and it was assumed that:

»	all water rights to the property have been secured or perfected, that there are no adverse easements or encumbrances, and the property complies with the Bureau of Reclamation or other state and federal agencies;

»	irrigation and domestic water and drainage system components, including distribution equipment and piping, are real estate fixtures;

»	any mobile surface piping or equipment essential for water distribution, recovery, or drainage is secured with the title to real estate; and

»	title to all such property conveys with the land.

•	Where the appraisal conclusions are subject to satisfactory completion, repairs, or alterations, the appraisal report and value conclusion are contingent upon completion of the improvements in a workmanlike manner consistent with the plans, specifications and/or scope of work relied upon in the appraisal report.

•	Acreage of land types and measurement of improvements were based on physical inspection of the subject property unless otherwise noted in the appraisal report.

•	Except as described, no one provided significant professional assistance to the persons signing the reports.

•	The appraisers' liability is limited to the fee charged for the reports and professional services.

•	Acceptance of the reports by Northland constituted acceptance of all assumptions and limiting conditions contained in the reports.

Extra-Ordinary Assumptions, Hypothetical and Limiting Conditions

        The appraisers did not make an on-site inspection as of the effective date of value. Northland requested that the opinion of value be prepared without an on-site inspection. The appraisers relied upon statements made by Northland that there had been no significant physical changes in the property since the prior inspection reports dated approximately September 26, 2000 or January 1, 2001. The appraisers reserved the right to adjust the opinion of value upon a full inspection of the property. Further, it was assumed the representations and statements made by Northland employees were factual. Additional assumptions included, among others:

•	Fixture items were in working condition.

•	The subjects were valued within the expectations of market participants for income and historical expense data in the industry.

•	Flowage rights on the marshes from corresponding river/creek/ flowage/lake systems are perpetual with the right of water usage.

•	All water rights are in place along with permits with Wisconsin Department of Natural Resources and U. S. Army Corps of Engineers for existing beds dealing with wetland issues.

•	The subject is free from environmental issues.

•	The pump systems, reservoirs, and wells provide adequate water supply for flooding and irrigation of beds.

•	All fruit would be marketed through Northland. It was further assumed that the company was an ongoing viable business concern, that modern technology and techniques would be used for optimum cranberry production and that there would be competent property management.

•	There are no encroachments or adverse easements that would affect value.

•	The legal descriptions in the appraisal reports as provided by the owner were assumed to be correct.

•	The opinion of value contains items that may be referred to as fixtures, or those items that are a part of the water management system. These items are all irrigation pipe, buried and above ground pipe, motors, pumps, and related equipment. In addition, the cranberry cleaning machinery in the receiving shed is included in the value of the subject. As these items together do not have a significant value compared to the total property the appraiser did not supply a separate value for these items. However, removal of these items would have an adverse impact on the value of the subject.

•	The appraised values do not include personal property (rolling stock) used in normal operations, such as tractors, harvesting equipment dump trucks or boom sprayers.

•	All of the properties had appropriate access over public or private roads, rights-of-way and/or easements.

Special Assumptions for Specific Properties:

        White Creek Division. It was assumed that sand and machinery/equipment storage would be available from the adjoining Crawford Creek Division.

        Warrens Division. It was assumed that the pumping rights to the high pressure well are perpetual with the right of water usage. However, the marsh manager indicated there is a water agreement to provide well water to the recreational property across the road from the subject as needed. It is assumed that full documentation of the well and water rights would be provided upon request. Further, the inspection of this subject was limited due to the heavy snow cover. The appraisers assumed that all physical elements of the property were in good condition as reported by the marsh manager employed by Northland. It was further assumed that owner’s representations of vine age, quality and variety, and yield history are factual. The accuracy of the report is dependent upon the information provided to the appraisers.

Property Rights Appraised

        The property rights considered in the appraisals were limited to surface rights of the properties, including water and water flow rights. Real estate fixtures and irrigation equipment were included, as identified in each individual appraisal report for specific properties.

Extent of Appraisal Process and Scope of Work

        Northland requested a complete report in a summary format and that the reports contain only those sections relating to the valuation process. Readers of the appraisal reports must be aware of and understand the information contained in the appraisal reports dated approximately September 26, 2000 or January 1, 2001, according to inspection dates of the respective marshes.

        Current economic conditions of the cranberry industry and assumptions were contained in the Master Report. Readers of the appraisal reports must be aware of and understand the information presented in the Master Report. This information is considered to be an essential part of the valuation process. Specific assumptions made about the future of the cranberry industry and expected cranberry price to growers are a part of the assumptions. In addition, Northland imposed the volume and net price premium for fresh fruit marketing on specific properties.

        The scope of the work included information on vacant and improved cranberry marsh sales in Wisconsin compiled through October 2001. In addition, the appraisers located cranberry marsh sales in the United States. Sales were identified by: 1) a search of public records, 2) a search of the Farm Credit Service PVS sales data, 3) Multiple Listing Service records, and 4) conversations with other appraisers and Realtors. Factual information about the sales was obtained from buyer, seller, Realtor, or other parties knowledgeable of the real estate market, property owner/operator, tenant, Soil Conservation Service, and CFSA. Seven cranberry property sales were collected. Five were selected to support the estimate of value for the subjects. Four of the sales have been analyzed and verified by the appraiser. The appraiser re-analyzed the four sales in the Master Report. The appraiser made an inspection of the five cranberry sales. The soil survey for the sales and the subject was utilized to determine the various land class categories, drainage estimate, erosion concerns, and development potential.

        The Master Report noted that the appraisal process is an orderly procedure where the data utilized in estimating the value of the subject property is acquired, classified, analyzed, and presented. The first step in this process involves defining the appraisal problem as to the identification of the property rights appraised, and the type of value being sought. Once this has been accomplished, the appraiser commences a data collection and analysis program of the factors which effect the market value of the subject property including area and neighborhood analysis, land and improvement analysis, highest and best use analysis, and the application of the available approaches to value that are generally utilized (the Cost Approach, Income Approach, and the Sales Comparison Approach).

Cost Approach

        This approach is based on the principle of substitution, such that a prudent buyer would not pay more for one property than for another with equal utility. In the context of the cost approach, this would mean the cost of acquisition of similar land, and adding improvements of equal utility, assuming no undue cost of delay. The premise of the cost approach is that the value of the property can be determined by adding the estimated land value to the current cost of replacement, less depreciation of the improvements. Vacant land sales are analyzed to provide an estimate of the subject’s land value, as if vacant. Next, the replacement cost estimates are computed for each structure, and depreciation is subtracted from this amount. The remainder is the depreciated value or contributory value of the improvements. The contributory value of the improvements is added to the estimated land value to arrive a value for the property by the cost approach.

        For the appraisal reports, the appraisers compared the subject to comparable sales, taking into account the characteristics of the cranberry beds and other land involved in the sales. The appraisers distinguished between mature planted beds, immature planted beds, newly planted beds and developed beds not planted, further taking into account whether the plantings were hybrid or native vines. The appraisers also assigned values to transitional land and wetlands. The appraisers also established values for improvements, starting with an evaluation of the “replacement cost new” and reducing that value by estimated depreciation.

Income Approach

        This approach to value is based on several appraisal principles with emphasis on the principle of anticipation. This principle states that the anticipation of future benefits creates value. The income approach states there is a relationship between this expected benefit (net income) and the sales price of the property (value). Several methods can be used in the income approach to value. In these appraisals, “yield capitalization” (discounted cash flow analysis) was used. Yield capitalization is a method used to convert future benefits into present value by discounting each future benefit at an appropriate yield rate, or by developing an overall rate that explicitly reflects the investment income pattern, value change, and yield rate.

        A yield rate can be expressed as a discount rate of return or the rate of return on capital. Capitalization based on a discounted cash flow analysis requires a definite holding period be used, with initial capital investment considered in the beginning of the period, annual income and expenses projected during this period, and the value of the real estate be estimated at the end of the holding period (reversion). This analysis and cash flow projections are done for properties that have sold in the market, which will provide the appraiser with a yield rate for the respective property. The income stream is then applied to the property being appraised; an appropriate yield rate (discount rate) is selected from the sales data analyzed, which will then result in the present value of the anticipated income steam from the property. Due to the economic conditions in the cranberry industry at the time of the appraisals, market participants were believed to be looking toward a 10-year discounted cash flow analysis as part of their purchase decisions. More detail for the data used in this valuation method is shown in each appraisal report prepared for the respective properties appraised.

        The amount of net income expected for each property was estimated based upon the number of acres in beds, the potential yield per acre and typical per acre expenses. A capitalization rate was developed based on market data from cranberry land sales.

        The discounted cash flow approach used in the appraisals assumed a projected yield per acre, estimated prices going forward, estimated expenses, building depreciation of 2% annually and a 3% inflation rate. The expected cash flows for 10 years of operating income and the 10th year revision value were discounted to present value to determine the value of the subject and the amount that would be paid to achieve a desired internal rate of return.

        Direct capitalization and gross income multiplier approaches were not used to value the subjects because those methods are dependent upon a stable one-year net income. In the opinion of the appraisers, that condition did not exist in the industry at the time the reports were prepared. Accordingly, the discounted cash flow method was the method used in the income approach to value.

Sales Comparison Approach

        This method involves analysis of properties which have sold, and comparing their land and improvements to the property being appraised. Comparable sales used should be truly competitive with the subject property in the eyes of a typical buyer, being the most comparable sale properties that the appraiser can find. In analyzing sale properties, the land and improvement elements for comparison which are important to the typical buyer should be noted, such as sale data, location, site, terms or conditions associated with the sale, quality of land and improvements. Head to head comparisons of the appropriate elements which influence value are made for the sale property compared to subject property, and adjustments to sale price are made for each element with (+) or (-), thus giving an indicated value of the subject property. The adjustments to each sale are then studied, and a final estimate of value is decided for the subject property.

        A strength of the Sales Comparison Approach is its simulation of the actions of buyers in the market place. It is generally considered the simplest and easiest to understand method for the “non-appraiser.” It is an easy appraisal method for an appraiser if adequate sales of properties comparable to the subject are found (such as residential). A major weakness is that many times it is difficult to find truly comparable sale properties, and adjustments made are difficult to decide and support, which requires considerable judgment by the appraiser.

        Each of the separate reports contains sales comparisons and analysis by the appraisers.

Reconciliation and Final Value Estimate

        The final step in the appraisal process is correlating the three value indications into a final value estimate and is referred to as the reconciliation. During this process emphasis is placed on the approach that documents the strongest market evidence to answer the appraisal problem. The purpose of the appraisal, the type of property, and the adequacy and reliability of the data is analyzed and these considerations influence the weight to be given to each of the approaches to value.

Properties Appraised and Reporting Procedure

        The properties are located in several counties in Wisconsin.

        The properties appraised that are subject to sale to Ocean Spray’s assignees as described in this information statement are identified as follows:

Area	Total Acres	Bed Acres	County
Central Wisconsin:

Crawford Creek Division	174	69	Jackson

Mather Division	2,415	147	Jackson/ Juneau & Monroe

White Creek Division	130	65	Jackson

Yellow River - South Division	1,271	206	Juneau

Dandy Creek Division	351	55	Monroe

Warrens Division	159	62	Monroe

Biron Division	368	209	Wood

Nekoosa East Division	463	44	Wood

Northwestern Wisconsin:

Trego Division	1,759	96	Washburn

Data Collection and Sources

        Specific data, including market data and industry trends, relating to the cranberry industry was gathered from a variety of professionals who deal with this particular industry in various capacities. These professionals include:

•	Farm Credit Services appraisers who have provided a synopsis of the cranberry industry through 2001 and gathered regional and national industry data.

•	A national investment manager for a division of a life insurance company that provided investment criteria and sales data for recent sales in Wisconsin.

•	A cranberry producer that provided details of the current USDA federal marketing order set-aside program, cranberry acreage, and price indications for future years.

•	An independent fee appraiser specializing in rural properties, including permanent plantings, that provided an overview of the cranberry industry and market trends for cranberry properties on both the east and west coasts of the United States.

•	An economist and university professor who has studied the cranberry industry production and economics over the years, published reports and actively participates as expert resource for information in the cranberry industry.

•	A representative of the cranberry marketing committee.

•	A representative of Northland's management who provided information regarding crop production for 2001.

The Cranberry Industry

        The Master Report contains a description of the cranberry industry, summarized below.

        Cranberries are grown in beds or bogs. They grow on vines, which will last indefinitely with proper maintenance. Some bogs and vines are 100 years old. Accordingly, they are referred to as “permanent plantings.” Typical economic life may be closer to 50 years. They require enormous amounts of water, which is used in irrigation and flooding of bogs for frost/winter protection. The recommended water/reservoir supply is 4-8 acre feet per acre of cranberry beds. Water sources include lakes, rivers, streams, creeks and man-made reservoirs. Reservoirs provide ample supply of water at peak use times.

        Drainage is an important aspect of a cranberry bed. A system of water control allows efficient movement of water onto and off of the beds. Water is controlled by a series of dikes and bulkheads and is usually drained off the vines by gravity flow. A minor slope may help drainage, but overall the bed should be fairly level. This allows an even water depth over the top of the bed for the harvest and winter floods. If water is limited in quantity, it can be pumped back to a holding area to be reused. The use of drain tile in a bed can improve drainage conditions.

        It is important that the beds are well sanded. Sanding is a rejuvenating process that anchors the vines and stimulates new growth. It also controls certain soil-bred insects. Sand is applied during the winter months when trucks can drive on the ice covering the beds. The sand is spread across the ice in a 1/4 to 1-inch layer and when the ice melts, the sand settles onto the beds. Established beds are generally sanded once every 2 to 4 years.

        Harvest is mechanized. It is accomplished by flooding the bogs and driving a beater-type machine through to loosen the cranberries from the vines. The berries float to the surface, are looped with ropes and boards, and pulled to a corner where they are elevated into trucks and wagons. They are cleaned and separated from foreign material. They are hauled to the processor for sale. Berries destined for fresh fruit market require raking to minimize bruising.

        Cranberry vines may be cut or mowed and the resulting cuttings can be sold for replanting on new or existing acreage to create new or renovated bogs. Although this prevents the harvesting of berries from the mowed acres for that growing season, the vines grow back rapidly and typically produce a modest crop in the year after the mowing and a larger than normal crop in the second year after the mowing. These vines have been sold in the past at prices of between $3,000 and $7,000 per ton; prices at the time of the reports were $1,500 to $3,000 per ton. Typically, an acre of cranberries will yield six to ten tons of vines for resale. There was low demand for vines at the time of the reports due to depressed prices for cranberries. Expansion was expected to be curtailed during the following several years, but the Master Report noted that there could be some market for replanting of beds.

        Development of new beds requires intensive capital investment. Generally, an investment of approximately $25,000 — $30,000 per new bed acre is required. Production is not realized until the third or fourth year. Also any future expansion in areas designated as “wetlands,” which is the type of locale best suited for cranberry production, is subject to certain restrictions by the Department of Natural Resources and U.S. Army Corps of Engineers. The necessary regulatory permits must be obtained before new acreage is developed. Due to changes in the federal and state regulation of wetlands (principally the additional requirement that new acres of wetlands be constructed to replace converted wetlands), the Master Report noted that it appeared that the cost of obtaining and complying with permits for additional wetlands development beyond the currently authorized acres would be prohibitive for most growers.

        Cranberry bogs planted with the newer variety hybrids at full production will, typically, generate substantially higher yields than those with native vines on the older varieties. On bogs with the new varieties, production per acre often will reach 200 barrels per acre or better. On bogs with older varieties, yields will more often be in the 100 to 150 barrels per acre range. Production can vary significantly depending on the age and variety of cranberry vines, the soil types, availability of water, water management, and the weather.

        During the 1950‘s, production of cranberries increased as growers improved their cultivation and harvesting practices. Sales of cranberries centered primary on the Thanksgiving fresh fruit market. Meanwhile production continued to increase resulting in oversupply and disorderly markets. Leaders of the cranberry industry determined there was a need to establish a mechanism to administer the surplus fruit. Eighty-five percent of the growers approved establishment of a marketing order.

        On August 15, 1962, the Federal Cranberry Marketing Order was established. Following the enactment of the marketing order, a committee was established, made up of industry and public representatives, as the agency charged with administration of the program. The committee’s duties are to develop a marketing policy on a yearly basis.

        Using industry data and the committee’s own projections a forecast of cranberry production, utilization and inventory for the ensuing crop year are developed. On the basis of its analysis, the committee submits a recommendation to the Secretary, USDA, regarding the total marketable quantity of cranberries necessary to meet projected demand and provide for an adequate carryover. If situations existed that would lead to disorderly markets, the committee has the authority to recommend that the Secretary, USDA, establish a volume regulation The committee has used its volume regulation authority sporadically since its inception. Starting with the 1962 crop year, the committee has recommended the establishment of a set aside program on four occasions. As the committee expanded its own data gathering capabilities it focused on disseminating accurate and comprehensive statistical data to those within the cranberry industry.

        The marketing committee’s ability to establish and maintain this level of credibility lies with its neutrality, impartiality and objectivity in carrying out its reporting function. In July 2000, the USDA took action to require a 15% set-aside for the 2000 crop. The set-aside programs require an annual evaluation of market factors. The cranberry industry and USDA again took action for a 35% set-aside program on the 2001 crop. The Master Report stated that future crop restrictions could be possible based on cranberry inventory levels. However, no such marketing orders have been implemented since the order on the 2001 crop.

Marketing Data/Information

        The Master Report contains the analysis of relevant marketing data, described below.

        Ocean Spray, a cooperative, is the main market for cranberries at 65% to 70% of total production. Although several other smaller processors are available, most growers belong to Ocean Spray. Thus, this cooperative represents a high profile in the production and marketing activities within the cranberry industry. Members contract to sell all the berries from their allocated acres to the cooperative. High berry prices in the industry, along with increasing anticipated consumer demand, encouraged expansion of acreage, resulting in over production. The appraisers noted in the Master Report that industry experts indicated the total acreage of beds in the USA is 42,529.

        The USDA, National Agricultural Statistics Service, publishes cranberry production and price data for each active state, as well as for the nation. These reports are available in August of each year, reporting data for the past calendar year. As stated in the Master Report, the USDA Agricultural Statistics Service reported a production estimate of 5,576,000 barrels for the 2001 crop year. The data reported in August of each year is contained in the addendum section of the Master Report.

        According to the Master Report, the USDA reported that 37,200 acres were harvested in 1999, and about 36,600 acres in year 2000. Data was not yet available for 2001 production at the time of the Master Report. According to the Master Report, Wisconsin was the largest producing state, with 15,100 acres harvested in 2000 with 176 barrel average yield (down from 228 barrel average in 1999). The average yield estimated for the U.S. and reported in the Master Report was 152.59 barrels for 2000, down 10% from the high yield year 1999. Industry sources indicated an existing supply of 3.3 million barrels on August 31, 2001, the end of the marketing year. The appraisers described the over supply of cranberries as a significant impediment to price recovery for the industry at the time of the Master Report and anticipated a set-aside program to be enacted for the 2002 crop year.

        The Master Report indicated that the cranberry industry had enjoyed a period of unprecedented prosperity and growth during the period between 1979 and 1998. During that period proceeds to the growers grew from $25.00 per barrel range to approximately $66 per barrel. A large crop in 1999 and the resulting surplus forced the Cranberry Marketing Committee to enact a 35% volume control in 2001. Cranberry prices for the 2000 crop have been estimated at $13 to $18 per barrel, according to the Master Report.

        The Master Report assumed a modest increase in the price per barrel based on the underlying assumption that the industry would regulate and manage supply along with increasing market share for cranberries. The Master Report quoted Ocean Spray’s price projection for the 2001 crop of $20.00 to $23.00 per barrel, and prices between $22.00 and $30.00 for the 2002 crop. According to the Master Report, further price recovery into the $30.00 range would only come as the demand and supply are managed to assure a reasonable return for the crop and that full economic recovery for the industry would take several years to achieve.

        The Master Report cited industry sources for the estimate that the carryover in supply needs to be below 2 million barrels to eliminate volume control. Further, the Master Report concluded that a reduction in bed acres grown and a change in the inelastic demand curve were critical elements before price recovery would occur. At the time of the Master Report, a final decision on the set aside for 2002 had not been made.

        In recent years, the cranberry industry had shown emphasis in expanded acreage due to cranberry demand and high cranberry pricing. In the last three years the industry has seen nationwide abundant cranberry production, flat domestic/international consumer demand and resulting large carry-over inventory. This has created extreme downward pressure on cranberry pricing. At the time that the Master Report was prepared, cranberry expansion had come to a halt with narrowing profit margins anticipated for the next 3-5 years. Marshes were expected to see less capital expenditures and a reduction of operating expenses.

        Based on interviews with several knowledgeable people in the industry, and after careful study of all data available, the appraisers concluded that a reasonable projection for the price of cranberries during the following 10 years (for completing the income approach to value) was as follows (in dollars per barrel):

Year	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

Price	24	27	30	32	35	40	40	40	42	42

        Based on these projections and the anticipated results of the 2001 set-aside, the conclusion reached in the Master Report was that the price slump for cranberries had bottomed out at that time, recovery would occur gradually during the following 5 years, and then level out at around $40 per barrel. The Master Report qualified this conclusion based upon the industry managing supply and demand in factors in the market place.

Cranberry Price Sensitivity Analysis

        Historical sales data provided another indicator of value and the relationships of price, production, and income factors, according to the Master Report. Sales data from cranberry sales prepared by Art Clapp, ARA, for east-coast cranberry sales from 1990-1999 was reviewed. On a gross income multiplier (GIM) measurement the average GIM for sales ranged from 3.892 to 6.953. Sales before 1996 had stable GIM of roughly 4.5. The table below reproduced from the Master Report shows a limited synopsis of Wisconsin sales for the period of 1996 through 2001. Yield per acre and price per barrel were estimated for 2001. The following table is taken from the Master Report.

Yr. of sale	# sales	Yld./bed acre	Price $ per bed acre	Price $/BBL	Income Ave/BBL	Average GIM
1996	7	156	$48,111	$308	$63.80	4.93

1997	2	167	$48,780	$292	$70.50	4.14

1998	1	180	$63,829	$354	$41.60	8.69

1999	3	228	$38,977	$170	$12.30	13.89

2000	3	176	$23,383	$133	$18.00	7.38

2001	2	180	$24,134	$134	$21.00	6.38

        The Master Report noted that sales in 2000 and 2001 indicate a GIM of 7.38 to 6.38. Without 1998 and 1999 the average GIM is 5.683. As price recovery continues it appeared to the appraisers that a long run GIM of 5% is a valid indicator of value and that there is a direct correlation between the price per barrel and bed acre value. According to the Master Report, each $1 increase in the price per barrel at a GIM of 5 equals $900 per bed acre. The price projections used in a ten-year Discounted Cash Flow analysis range from $24.00 to $42.00.

        The Master Report states that buyers and sellers react to market conditions and base their decisions on the best available information. The 2000 sales indicate a low bed acre price below the cost of replacement and, according to the Master Report, there remains potential for weak growers with unproductive beds to exit the industry. Beds that can produce above 180 barrels per acre will have an economic advantage in this environment and the future. The Master Report states that as market conditions improve for a price per barrel, there is a correlating expectation for an increase in value for cranberry beds.

Region Analysis

        The Master Report contains the following analysis of the regions in which the subject properties are located:

Central Wisconsin Region

        Northern Juneau, northern Monroe, southern Wood, western Portage and northern Adams Counties are in the center of low-lying lands reaching from east-central Jackson County to as far east as Wisconsin Rapids which provides a very good environment for cranberry production. Within this area in Central Wisconsin are located many of the state’s commercial cranberry marshes. This is part of the central sands area with irrigated cropland and some of the counties in managed woodlands.

        The area is well suited for cranberries. The soils are mostly sandy. Many areas are naturally high in acidity. Cranberries thrive in high acid, or low pH conditions, and competing weeds do poorly. There is ample surface and subsurface water, which is necessary to cranberry production. Further, the land base is relatively inexpensive, providing economic incentive for expansion. Jackson County shows more of the typical marshland topography adaptive to cranberry production, along with southern Wood County.

        Many laws concerning water use and environmental considerations do not legally apply to the cranberry industry. For example, a Department of Natural Resources permit is necessary for a grain farmer to pump water from a creek to irrigate his crops. The permit is not necessary for a cranberry grower. State laws such as this further enable the cranberry industry to thrive here. There is concern in the future for continued environmental restrictions on water use by the DNR, Corps of Engineers and County Zoning. This in relationship to lands classified wetlands. This has promoted cranberry development in the “highlands” versus wetland bog areas.

        Since the land and laws are conducive to cranberry production, and since considerable investment has been made and continues to be made in the bogs in central Wisconsin, the appraisers concluded that this region will remain strong in cranberry production for the foreseeable future.

Upper Northwestern Region

        The upper northwest part of Wisconsin encompasses Burnett, Bayfield, Douglas, Washburn and Sawyer counties. Area values have been increasing with high demand for lake frontage property, forest/wooded tracts, retirement property and seasonal housing. Cranberry production is evident in the region especially around the Spooner/Hayward areas. The expansion of existing marshes along with development of new marshes was on-going through most of the last decade. Bed development was typically on “upland” areas where zoning, Department of Natural Resources and Corps of Engineers involvement was at a minimum due to the absence of “wetland” issues. Oversupply of cranberry inventory put a damper on any further expanded bed acreage. Cranberry growers in the area face similar issues as lake property owners dealing with availability of water, shoreline and water quality issues. Small lakes/rivers/streams exist causing some rural residence, seasonal cottage development and lake front ownership. This has put continued upward pressure on lake frontage property. Growing season for cranberry production is shorter than central Wisconsin marshes.

North Central Region

        The upper north central part of Wisconsin encompasses Vilas, Iron, Oneida and Langlade counties. Area values have been increasing with high demand for lake frontage property, forest/wooded tracts, retirement property and seasonal housing. Cranberry production is evident in the region especially around the Manitowish Waters/Eagle River areas. The expansion of existing marshes along with development of new marshes was on-going through most of the last decade. As noted above, bed development was typically on “upland” areas where zoning, Department of Natural Resources and Corps of Engineers involvement was at a minimum due to the absence of “wetland” issues. The oversupply of cranberry inventory put a damper on any further expanding bed acreages in this region as well. Cranberry growers in this region also face similar issues as lake property owners dealing with availability of water, shoreline and water quality issues. Small lakes/rivers/streams exist causing some rural residence, seasonal cottage development and lake front ownership. This has put continued upward pressure on lake frontage property. Residential development is restricted somewhat due to possible wetlands locations.

Value Conclusions

        The following table summarizes the value conclusions contained in the appraisal reports.

Marsh No.	Name/Location of Marsh	Total Acres	Acres in Beds	Cost Approach	Income Approach	Sales Approach	Value Conclusion
1.	Crawford Creek	174	69	$1,942,728.00	$2,224,000.00	$1,810,000.00	$2,100,000.00
	Komesky & City Point,
	Wisconsin
	(Jackson County)

Marsh No.	Name/Location of Marsh	Total Acres	Acres in Beds	Cost Approach	Income Approach	Sales Approach	Value Conclusion
2.	White Creek	130	65	$1,653,906.00	$2,033,000.00	$1,547,000.00	$1,900,000.00
	City Point, Wisconsin
	(Jackson County)

3.	Mather	2,415	147	$3,485,000.00	$2,993,000.00	$3,454,000.00	$3,450,000.00
	Mather, Wisconsin
	(Jackson, Juneau and Monroe
	Counties)

4.	Yellow River - South	1,271	206	$5,633,717.00	$5,705,000.00	$5,338,000.00	$5,700,000.00
	Armenia, Wisconsin
	(Juneau County)

5.	Dandy Creek	351	55	$1,550,000.00	$1,597,000.00	$1,480,000.00	$1,575,000.00
	Byron, Wisconsin
	(Monroe County)

6.	Warrens Division	159	62	$1,477,000.00	$1,587,000.00	$1,411,000.00	$1,525,000.00
	Warrens, Wisconsin
	(Monroe County)

7.	Trego Division	1,759	96	$2,757,686.00	$2,275,000.00	$2,551,000.00	$2,450,000.00
	Trego, Wisconsin
	(Washburn County)

8.	Biron Division	386	209	$4,949,000.00	$4,945,000.00	$4,808,000.00	$4,950,000.00
	Biron, Wisconsin
	(Wood County)

9.	Nekoosa East Division	463	44	$1,315,000.00	$1,305,000.00	$1,266,000.00	$1,300,000.00
	Saratoga, Wisconsin
	(Wood County)

Regulatory Approvals

        Other than with respect to providing this information statement, we are not required to comply with any state or federal regulatory requirements or obtain any state or federal regulatory approvals in connection with the consummation of the marsh sales.

Interests of Certain Persons in the Marsh Sales

        On November 6, 2001, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2004, we paid approximately $699,213 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement.

        Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP, the general partner of which is Sun Capital Partners, LLC (of which Messrs. Leder and Krouse each own 50% of the membership interests) and the limited partners of which include among others Messrs. Leder, Krouse, Clarence E. Terry, Kevin J. Calhoun and Scott King (all of whom are among our directors). Sun Capital Advisors II, LP is also the general partner of Sun Capital Partners II, LP, the majority owner of Sun Northland.

        None of Sun Capital Partners Management, LLC or any of our directors will receive any benefit in connection with the marsh sales that is not shared pro rata by our shareholders generally; however, in the event the marsh sales positively impact our EBITDA, our annual management fee payable to Sun Capital Partners Management, LLC may increase.

        In addition, we have outstanding 100 shares of our Series B Preferred Stock, which is owned by a limited liability company of which our Chairman and Chief Executive Officer, John Swendrowski, is the managing member and certain other members of our management team are members. The Series B Preferred Stock is subject to mandatory redemption upon (i) the consummation of a transaction following which neither Sun Northland nor its affiliates owns or controls securities possessing at least 10% of the voting power of Northland, or (ii) the distribution of assets to holders of our capital stock upon the sale of substantially all our assets. The redemption price in such a circumstance varies depending upon the number of shares of Series B Preferred Stock then outstanding and the internal rate of return (as defined in our articles of incorporation) recognized by Sun Northland in connection with the event triggering such redemption. The consummation of the marsh sales will not result in the redemption of the Series B Preferred Stock. We cannot be certain if or when the Series B Preferred Stock may be redeemed, nor can we be certain of the redemption price in the event of such a redemption.

Certain U.S. Federal Income Tax Consequences

        The net proceeds from marsh sales will consist solely of the cash. Each marsh sold will generate a gain or loss to us depending on whether the net proceeds are greater or less than our adjusted tax basis in the marsh sold. We have net operating losses available that will offset the gains realized upon consummation of one or more marsh sales.

        Our shareholders will not directly experience any federal income tax consequences as a result of the consummation of one or more marsh sales. We may, however, distribute a portion of net proceeds from the marsh sales to our shareholders in the form of a dividend. To the extent of our earnings and profits, receipt of this dividend will be taxable to you. Depending on your holding period of your shares of our common stock, these taxable dividends may be eligible to be taxed at net capital gains rates, otherwise, they will be taxed at ordinary income rates. Any dividend in excess of our accumulated or current earnings and profits will be a non-taxable return of capital to the extent of your adjusted basis in your stock. Amounts received in excess of your adjusted basis will be treated as capital gains.

        Additionally, shareholders who assert and perfect dissenters’ rights as provided under Wisconsin law and receive cash for their shares of our common stock may recognize a gain or loss for federal income tax purposes with respect to the cash payment received by them. We expect that such shareholders will be entitled to capital gain treatment for federal income tax purposes with respect to such cash payments, provided that they hold their stock as a capital asset on the date of the consummation of the marsh sales. The procedures for exercising dissenters’ rights are discussed below. Dissenting shareholders may also recognize gain or loss for state and local income tax purposes with respect to the cash payment received by them.

        The foregoing summary constitutes a general description of certain federal income tax consequences of the marsh sales and related dividends without regard to the particular facts and circumstances of each shareholder and is based on the provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders). Tax matters are very complicated, and the tax consequences of any marsh sale and related dividend to you will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the marsh sales and related dividends, including the applicability and effect of any state, local and foreign tax laws.

Vote Required to Approve the Marsh Sales

        The marsh sales do not constitute a sale of all or substantially all of our assets under the WBCL. As a result, under the WBCL, no shareholder approval of the marsh sales is required. However, since the marsh sales constitute a significant corporate action, and since the agricultural asset purchase agreements contemplate potential receipt of shareholder approval in connection with the marsh sales, our board of directors nevertheless decided to seek shareholder approval of the marsh sales through the written consent of Sun Northland, which beneficially owned 89,009,860 (94.6%) shares of our issued and outstanding common stock as of March 31, 2005 (the record date for purposes hereof).

Rights of Dissenting Shareholders

        Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL prescribes certain corporate actions for which dissenters’ rights are or may be made available to shareholders. Section 180.1302(1)(d) of the WBCL provides that dissenters’ rights are available for any corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares. Our board of directors has determined by resolution to provide our shareholders and beneficial shareholders with the opportunity to assert dissenters’ rights under Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL. As a result, dissenters’ rights are available, subject to the procedures described therein, to record holders of shares of our common stock and beneficial shareholders who object to the marsh sales and demand payment of the “fair value” of their shares in cash in connection with the consummation of such marsh sales (each, a “dissenting shareholder”).

        Dissenting shareholders are required to follow certain procedures set forth in the WBCL to receive in cash the fair value of their shares of our common stock. The following is a brief summary of such procedures, which does not purport to be complete. Subchapter XIII is reprinted in its entirety as Annex C hereto, and the summary herein is qualified in its entirety by reference to the full text of Annex C. Shareholders should read Annex C hereto for a description of all statutory provisions related to dissenters’ rights.

        A shareholder or beneficial shareholder generally must assert dissenters’ rights for all shares he or she beneficially owns. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies us of that person’s name and address. Any beneficial shareholder asserting dissenters’ rights must, with respect to all shares of which he or she is beneficial owner for another shareholder, submit to us the written consent of the shareholder with respect to those shares no later than the time that the beneficial shareholder asserts dissenters’ rights.

        Attached as Annex D to this information statement is a dissenters’ notice, which we are required to send to all of our shareholders who have been given the opportunity to assert dissenters’ rights in connection with the approval of the marsh sales. Upon receipt of such notice, each dissenting shareholder has 30 days to demand payment in writing and surrender the certificate or certificates representing such shares with respect to which he or she has dissented. A dissenting shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares under Subchapter XIII. A shareholder or beneficial shareholder with share certificates who does not deposit his or her certificates where required and by the date set in the dissenters’ notice similarly will not be entitled to payment under Subchapter XIII.

        Upon receipt of a payment demand or the consummation of the marsh sales, whichever is later, we will pay each dissenting shareholder who has properly perfected his or her dissenters’ rights the amount that we estimate to be the fair value of such shares, plus accrued interest, as provided in Section 180.1325 of the WBCL. A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due must notify us of his or her estimate in writing within 30 days after we made or offered payment for such shares. If we cannot agree with the dissenting shareholder upon the fair value of the shares or amount of interest due, then we must file a petition in the circuit court for the county in which our principal office is located requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If we fail to institute such a proceeding within 60 days after the dissenting shareholder notifies us of his or her disagreement, we must pay each of our dissenters whose demand remains unsettled the amount demanded by such shareholder. See Subchapter XIII of the WBCL in Annex C for the statutory provisions governing such a court proceeding.

TERMS OF THE OPTION AGREEMENT

        The following is a summary of the material terms of the option agreement. This summary is not a complete description of the terms and conditions of the option agreement and is qualified in its entirety by reference to the full text of the option agreement, which is attached to this information statement as Annex E. We urge you to read the option agreement in its entirety.

The Option

        The option agreement provides that, subject to the terms and conditions thereof, Ocean Spray has the exclusive option to purchase any or all of up to 14 of the 17 cranberry marshes that we own, including improvements, equipment and crops growing on such marshes, at prices that aggregate up to $47.5 million plus the value of deferred crop assets. As consideration for the option granted by us pursuant to the option agreement, Ocean Spray paid to us a non-refundable, except as provided in the option agreement, $5 million cash fee, or the option fee, a portion of which has been allocated to each of the cranberry marshes subject to the option agreement. The portion of the option fee allocated to each of the cranberry marshes pursuant to the option agreement is creditable against the purchase price of the applicable cranberry marsh.

        The option agreement provides that Ocean Spray may assign its rights to receive title to the any or all of the cranberry marshes subject to the option agreement to one or more cranberry producing member of Ocean Spray or any other person selected by Ocean Spray by providing written notice to us. Any such assignment by Ocean Spray will not relieve Ocean Spray of its obligations to us under the option agreement. On February 28, 2005 and as set forth below, we received notice from Ocean Spray that Ocean Spray assigned to four of its cranberry producing members its rights to receive title to 10 of the 14 cranberry marshes subject to the option agreement.

        Under the option agreement, Ocean Spray or its assignee may purchase any or all of the following cranberry marshes, including improvements, equipment and crops growing on the marsh, at the purchase price set forth below for each such marsh, plus the “deferred crop value” associated with each marsh:

Marsh Number	Name of Marsh	Acres	Base Purchase Price Allocated to Marsh	Option Fee Allocated to Marsh	Deferred Crop Allocation Percentage	Ocean Spray Assignee
1.	Gordon	149	$4,377,002	$436,064	5.60%

2.	Associates East	73	$1,667,815	$160,960	1.37%	James Potter Cranberry Marsh, Inc.

3.	Crawford Creek	69	$2,479,863	$277,765	7.67%	JJW Cranberries, LLC

4.	White Creek	66	$ 2,214,820	$ 244,711	6.36%	JJW Cranberries, LLC

5.	Mather	147	$3,842,040	$403,276	7.92%	JJW Cranberries, LLC

6.	Yellow River - South	206	$6,344,985	$665,685	13.03%	JJW Cranberries, LLC

7.	Dandy Creek	55	$1,775,475	$189,020	4.05%	Wayne Gardner d/b/a Dawesville Cranberry Co.

8.	Warren's	62	$1,730,920	$185,720	4.16%	James Potter Cranberry Marsh, Inc.

9.	Fifield	196	$6,345,480	$665,771	13.04%

10.	Trego	96	$2,816,300	$306,482	7.40%	Wayne Gardner d/b/a Dawesville Cranberry Co.

11.	Biron	209	$5,527,665	$582,083	11.67%	JJW Cranberries, LLC

Marsh Number	Name of Marsh	Acres	Base Purchase Price Allocated to Marsh	Option Fee Allocated to Marsh	Deferred Crop Allocation Percentage	Ocean Spray Assignee
12.	Nekoosa East	43	$1,470,775	$157,230	3.45%	Acorn Acres Cranberry Co., Inc.

13.	Nekoosa West	42	$1,255,925	$135,652	3.15%

14.	Manitowish Waters	182	$5,650,935	$589,608	11.13%

	Totals	1,595	$47,500,000	$ 5,000,000

        The deferred crop value for each cranberry marsh is defined under the option agreement as the sum of (i) the repair, maintenance, operation, and depreciation expenses (expensed on a schedule consistent with cranberry industry practices) actually incurred by us from December 1, 2004 through the closing date of the sale, plus (ii) the aggregate amount of administrative expenses (excluding corporate overhead) we incur related to the marsh, equipment and crops growing at the marsh multiplied by such marsh’s percentage contribution to our total harvested cranberries in 2004. Ocean Spray or its assignee will receive a credit at the closing of the applicable marsh against the purchase price for such marsh in the amount of the option fee allocated to such marsh as set forth above.

        For purposes of illustration, if Ocean Spray or its assignee exercises the option with respect to the Gordon marsh, Ocean Spray or its assignee would pay to us at closing an amount equal to (i) $4,377,002 (the amount of the base purchase price allocated to the Gordon marsh), plus (ii) the deferred crop value amount attributable to the Gordon marsh (calculated as described above), less (iii) $436,064 (the amount of the option fee allocated to the Gordon marsh), which amount would be adjusted for certain items customarily prorated in such transactions (e.g., real estate taxes).

        Ocean Spray’s assignees have exercised the option and delivered to us executed agricultural asset purchase agreements with respect to the following marshes: Crawford Creek, Mather, White Creek, Yellow River, Dandy Creek, Warrens, Biron, Nekoosa East and Trego.

Exercise of the Option

        The option agreement provides that Ocean Spray or its assignee may exercise the option with respect to any or all of the cranberry marshes subject to the option agreement by executing and delivering to us an agricultural asset purchase agreement for each marsh to be purchased not later than 5:00 pm (Eastern Time) on March 22, 2005. Between March 18 and March 22, 2005, we received executed agricultural asset purchase agreements from four cranberry producing members of Ocean Spray relating to the purchase of an aggregate of nine marshes. See “Terms of the Agricultural Asset Purchase Agreements” beginning on page 38, and Annex F attached hereto for a description of the terms and conditions of the agricultural asset purchase agreements.

Termination

        The option agreement provides that the option granted with respect to any cranberry marsh shall terminate on the earlier of 5:00 p.m., Eastern Standard Time, March 22, 2005 or the closing of the sale of the applicable marsh to Ocean Spray or its assignee.

Fees and Expenses

        The option agreement provides that, with the exception of fees related to the recording of the option agreement which will be split equally by us and Ocean Spray, all costs and expenses incurred in connection with the option agreement will be paid by the party incurring such costs or expenses.

TERMS OF THE AGRICULTURAL ASSET PURCHASE AGREEMENTS

        The following is a summary of the material terms of agricultural assets agreements. Each agricultural asset purchase agreement contains substantially similar material terms with the exception of the economic terms. This summary is not a complete description of the terms and conditions of the agricultural asset purchase agreements and is qualified in its entirety by reference to the full text of the form of agricultural asset purchase agreement that is attached to this information statement as Annex F. We urge you to read the form of agricultural asset purchase agreement in its entirety.

Purchase and Sale of Assets

        Delivery of an agricultural asset purchase agreement by Ocean Spray or its assignee to us constitutes an exercise of the right granted under the option agreement to acquire the cranberry marsh to which the agricultural asset purchase agreement relates. The agricultural asset purchase agreement provides that we will sell and Ocean Spray or its assignee will purchase (i) the real estate representing the applicable marsh; (ii) the personal property used exclusively in connection with the operation of the applicable marsh; and (iii) the Federal Cranberry Marketing Order related to the applicable marsh.

Purchase Price

        Pursuant to the option agreement, the purchase price for the applicable cranberry marsh under the agricultural asset purchase agreement is the base purchase price for such marsh, plus the “deferred crop value” associated with such marsh. See “Terms of the Option Agreement-The Option” beginning on page 35. The purchase price is payable in cash by Ocean Spray or its assignee at the closing of the sale of the applicable marsh in accordance with the option agreement. See “Terms of the Option Agreement” beginning on page 35, and Annex E attached hereto for a description of the terms and conditions of the option agreement.

        In addition, the agricultural asset purchase agreement provides that all expenses customarily prorated in such a sale (e.g., real estate taxes) will be ratably prorated between us and Ocean Spray or its assignee as of the date of the closing of the sale of the applicable marsh.

Representations and Warranties of Northland

        Our representations and warranties contained in each agricultural asset purchase agreement include customary representations regarding the real and personal property to be conveyed, and such representations and warranties will survive the closing of the marsh sale related to such agreement and continue until 11:59 p.m. on the day prior to the one-year anniversary of the date of such closing.

Closing

        The agricultural asset purchase agreement provides that the closing of the sale of the applicable cranberry marsh shall occur on or before 60 days after the date of the agricultural asset purchase agreement.

Conditions to Closing of Each Marsh Sale

        The agricultural asset purchase agreement provides that our obligation to consummate the applicable marsh sale is subject to our having obtained the consent, approval and authorization of our shareholders required by applicable law, if any. Although the WBCL does not require shareholder approval of the marsh sales, such consent, approval and authorization has nevertheless been obtained through the written consent action of Sun Northland. See “Marsh Sales — Vote Required to Approve the Marsh Sales.”

        The agricultural asset purchase agreement provides that Ocean Spray’s or its assignee’s obligation to consummate the applicable cranberry marsh purchase is subject to the following conditions:

•	Ocean Spray’s or its assignee’s satisfaction with the form and substance of the our disclosure schedules set forth in the agricultural asset purchase agreement; and

•	Ocean Spray’s or its assignee’s election to proceed to closing of the sale of the applicable marsh if (i) Ocean Spray or its assignee has properly objected to the owner’s policy of title insurance delivered by us pursuant to the terms of the agricultural asset purchase agreement and (ii) we elect not to cure such objection.

Fees and Expenses

        The agricultural asset purchase agreement provides that, with the exception of title insurance and transfer fees payable in connection with the conveyance of the applicable marsh which will be split equally by us and Ocean Spray or its assignee, each party will pay its own costs and fees related to the transactions contemplated by the agricultural asset purchase agreement.

Indemnification

        The agricultural asset purchase agreement provides that we shall indemnify and hold harmless Ocean Spray or its assignee against any and all liability, including reasonable attorneys’ fees, resulting from a breach of any of our representations and warranties set forth in the agricultural asset purchase agreement. However, Ocean Spray or its assignee shall not be entitled to indemnification by us unless the aggregate of the our indemnification obligations exceed an amount equal to 1.5% of the purchase price of the applicable cranberry marsh and, then, only to the extent that such indemnification obligations exceeds 1.5% of the purchase price of the applicable marsh. In addition, our indemnification obligations shall in no event be an amount greater than the purchase price of the applicable marsh.

        If our indemnification obligations exceed 25% of the purchase price of the applicable marsh, we have the right, but not the obligation, to reacquire the applicable cranberry marsh from Ocean Spray or its assignee for a price equal to the purchase price paid by Ocean Spray or its assignee, less the amount of any indemnification payments previously made by us to Ocean Spray or its assignee related to the applicable marsh.

Termination

        If Ocean Spray or its assignee, within the requisite time period, raises any objections to the title insurance commitment delivered by us and we do not elect to cure such objections or affirmatively elect not to cure such objections, then Ocean Spray or its assignee has the option, exercisable by written notice to us within the requisite time period, to terminate the applicable agricultural asset purchase agreement, or to proceed to closing, taking title to the applicable property subject to the matters that we have elected not to cure.

        If Ocean Spray or its assignee, within the requisite time period, provides the requisite notice to us stating that Ocean Spray or its assignee is not reasonably satisfied with the form and substance of our disclosure schedules and we fail to revise our disclosure schedules within the requisite time period to Ocean Spray’s or its assignee’s reasonable satisfaction, then Ocean Spray or its assignee may elect to terminate the applicable agricultural asset purchase agreement by providing written notice to us within the requisite time period, or to accept our disclosure schedules as modified, if at all, by us and proceed with the transaction.

        In the event that any of the buildings, improvements, machinery and equipment shall be materially damaged or destroyed by fire or other casualty not caused by negligent or intentional act or omission of Ocean Spray or its assignee or any of the agents, employees, or contractors of Ocean Spray or its assignee and such damage or destruction has a material adverse effect upon the normal marsh operations conducted on the marsh property (as defined in the applicable agricultural asset purchase agreement), then, unless we correct, repair or otherwise rectify such damage or destruction, Ocean Spray or its assignee may, within the requisite time period, terminate the applicable agricultural asset purchase agreement in writing, or require the consummation of the transaction contemplated by such agreement and, in such case, all proceeds of insurance carried by us and all of our claims of every kind arising as a result of such damage or destruction shall become the property of Ocean Spray or its assignee at the closing

CERTAIN PRO FORMA FINANCIAL INFORMATION

        We have attached to this information statement as Annex G our unaudited pro forma financial statements consisting of condensed consolidated statements of income for the year ended August 31, 2004 and the six months ended February 28, 2005, respectively; pro forma condensed consolidated balance sheets as of February 28, 2005; and notes to the pro forma condensed consolidated financial statements, which give effect to consummation of all of the marsh sales.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of the record date regarding the beneficial ownership of our common stock by each director, each person known by us to own beneficially more than 5% of our common stock, each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and executive officers as a group based upon information furnished by such persons. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

Name of Individual or Entity	Class A Shares Beneficially Owned	Percentage of Class and Aggregate Voting Power
Directors and Executive Officers

John Swendrowski (1)	909,898 (2)	*

Ricke A. Kress	455,268 (3)	*

Kenneth A. Iwinski	360,966 (4)	*

William J. Haddow	372,029 (5)	*

Marc. J. Leder	89,044,360 (6)(7)(8)	94.6%

Rodger R. Krouse	89,044,360 (6)(7)(8)	94.6%

Clarence E. Terry	37,500 (7)	*

Kevin J. Calhoun	37,500 (7)	*

C. Daryl Hollis	37,500 (7)	*

George R. Rea	47,500 (7)	*

Patrick J. Sullivan	37,500 (7)	*

T. Scott King	6,250 (9)	*

All directors and executive officers	92,302,727	95.0%
as a group (15 persons) (10)

Other Five Percent Holders

Sun Northland, LLC, Sun Capital Partners II, LP, Sun	89,006,860	94.6%
Capital Advisors II, LP, Sun Capital Partners, LLC (8)

U.S. Bank National Association (11)	4,662,873	5.0% (12)

* Denotes less than 1%

(1)	Mr. Swendrowski is the managing member of a limited liability company which owns all 100 shares of our Series B Preferred Stock. The other members of the limited liability company include, among others, certain of our officers. Generally speaking, we will redeem the series B preferred shares after consummation of a transaction following which Sun Northland and its affiliates no longer own or control at least 10% of our voting power. The redemption price in such a circumstance varies depending upon the number of series B preferred shares then outstanding and the internal rate of return (as defined in our articles of incorporation) recognized by Sun Northland in connection with the transaction. Generally, the redemption price in such circumstances is zero if Sun Northland’s internal rate of return is less than or equal to 40%, and increases as Sun Northland’s internal rate of return increases. The limited liability company may be required to forfeit series B preferred shares in certain amounts if Mr. Swendrowski’s employment with us is terminated.

(2)	The Class A shares listed include (i) 100,370 shares which Mr. Swendrowski owns directly; (ii) 4,750 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 1,732 shares which Mr. Swendrowki holds jointly with his wife and with respect to which he shares voting and investment power; (iv) 731,046 shares which Mr. Swendrowski can acquire by exercising vested stock options; and (v) 72,000 shares held by Cranberries Limited, Inc. (“CLI”), a corporation in which Mr. Swendrowski shares ownership and which Mr. Swendrowski controls, with respect to which he shares voting and investment power.
(3)	Includes 455,268 shares which Mr. Kress can acquire by exercising vested stock options. Mr. Kress is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(4)	The Class A shares listed include (i) 50 shares which Mr. Iwinski owns directly; (ii) 359,753 shares which Mr. Iwinski can acquire by exercising vested stock options; and (ii) 1,163 shares held in our 401(k) plan. Mr. Iwinski is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(5)	The Class A shares listed include (i) 5,400 shares which Mr. Haddow owns directly; and (ii) 366,629 shares which Mr. Haddow can acquire by exercising vested stock options. Mr. Haddow is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(6)	The information given is as of or about November 16, 2001, as reported in a Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) jointly by Sun Northland, Sun Capital Partners II, LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Mr. Leder and Mr. Krouse (the “Sun 13D”). Mr. Leder and Mr. Krouse each own 50% of the membership interests of Sun Capital Partners, LLC, which is the ultimate parent of Sun Northland. As a result, Mr. Leder and Mr. Krouse may be deemed to beneficially own the Class A shares beneficially owned by Sun Northland (see Note 9). Mr. Leder and Mr. Krouse share voting power with respect to all of these shares and share investment power with respect to 78,844,820 of these shares. Mr. Leder’s and Mr. Krouse’s address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.
(7)	Includes 37,500 shares which each of Messrs. Leder, Krouse, Terry, Calhoun, Hollis, Rea and Sullivan can acquire by exercising vested stock options.
(8)	As reported in the Sun 13D, these shares consist of (i) 78,844,820 Class A shares held directly by Sun Northland; and (ii) 10,162,040 Class A shares held by certain parties to a Stockholders’ Agreement, dated as of November 6, 2001, by and among Northland, Sun Northland and the other parties thereto, with respect to which Sun Northland has sole voting power and no investment power. There are no longer any Series A Preferred shares issued or outstanding. Sun Northland’s address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.
(9)	Includes 6,250 shares which Mr. King can acquire by exercising vested stock options.
(10)	The number of Class A shares listed includes 3,076,901 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(11)	The information given is as of or about January 31, 2005, as reported in a Schedule 13G filed with the SEC by U.S. Bank National Association. U.S. Bank National Association’s address is 800 Nicollet Mall, Minneapolis, Minnesota, 55402-4302.
(12)	U.S. Bank National Association is one of the parties to the Stockholders’ Agreement referenced in Note 8. As a result, Sun Northland and its affiliates have sole voting power over all of the Class A shares indicated.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

“HOUSEHOLDING” OF MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for shareholder communications such as this information statement with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides convenience for shareholders and cost savings for companies. We, and services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record, “household” shareholder communication materials such as this information statement, delivering a single information statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from us or your bank, broker or other holder of record that we or they will be householding shareholder communication materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of shareholder communications such as this information statement, or if you are receiving multiple copies of such shareholder communications and wish to receive only one, then please notify us of your request by writing or calling Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2321 West Grand Avenue, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, phone number (715) 424-4444.

        Shareholders should not rely on information other than that contained in this information statement. We have not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated April 28, 2005. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

ANNEX A

STEPHENS INC. LETTERHEAD

September 23, 2004

Board of Directors
Northland Cranberries, Inc.
2930 Industrial Street
Wisconsin Rapids, WI 54495

Members of the Board:

        We have acted as financial advisor to the Board of Directors of Northland Cranberries, Inc. (the “Company”) in connection with the review of strategic alternatives for the Company. Our process included contacting multiple parties and evaluating various proposals and potential transaction structures. One of these potential transaction structures is the contemplated sale to Ocean Spray Cranberries, Inc. (“Ocean Spray”) of the Company’s processing and storage facility and office building, all located in Wisconsin Rapids, Wisconsin, along with certain of the Company’s inventory for $35,000,000 (the “Initial Sale”) plus an additional $5,000,000 related to a 180 day option to purchase some or all of the Company’s owned cranberry marshes (with the exception of the three excluded marshes) for an incremental $42,500,000 plus deferred crop expenses (the “Option Sale”, collectively the “Transactions”). The Transactions also include a Toll Processing Agreement by which Ocean Spray will process and store all cranberries from the Company’s owned marshes and from third party contract growers for a period of 10 years at prices equal to the Company’s historical cost and yield. The terms and conditions of the Transactions are more fully set forth in the Asset Purchase Agreement, Option Agreement and Toll Processing Agreement, each dated September 23, 2004.

        You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by the Company in the Transactions. For purposes of this opinion, the term “disinterested shareholders” means holders of the Company’s one class of publicly traded common stock (the “Common Stock”) other than (1) directors, officers and employees of the Company, (2) any holder of 5% percent or more of the outstanding shares of Common Stock (assuming the exercise of convertible securities beneficially owned by the holder) and (3) Ocean Spray and its affiliates.

        In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

(iii)	analyzed, on a pro forma basis, the effect of the Transactions on the Company’s balance sheet, capitalization ratios, and book value;

(iv)	reviewed the terms of the Asset Purchase Agreement, the Option Agreement, the Toll Processing Agreement and related documents;

(v)	discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transactions to the Company;

(vi)	assisted the Company in its deliberations regarding the material terms of the Transactions and in its negotiations with Ocean Spray;

(vii)	performed such other analyses and provided such other services as we have deemed appropriate.

        We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, including but not limited to certain appraisals of certain assets of the Company obtained by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been prepared reasonably and in good faith by management on bases reflecting management’s best currently available estimates and judgments of the future financial performance of the Company.

        As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. We are acting as financial advisor to the Board of Directors of the Company in connection with the Transactions and will receive a fee, a substantial portion of which is contingent on the closing of these Transactions, from the Company for our services, which include the issuance of this fairness opinion. In addition, the Company has agreed to indemnify us against certain liabilities that could arise from providing financial advice, including certain liabilities that could arise from providing this opinion letter. As we have previously disclosed, our firm has in the past performed and may in the future perform investment banking services for Sun Capital Partners, Inc., or its affiliates; and our senior investment banker for this engagement is an investor in one or more investment funds sponsored by Sun Capital Partners, Inc., including a fund that has an investment in the Company. Sun Capital Partners, Inc. is an affiliate of the Company’s majority shareholder.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions and that the Company will not incur or be liable for any material costs or expenses in connection with obtaining, or as a result of not obtaining, regulatory or other consents or approvals (contractual or otherwise).

        Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the Company in the Transactions is fair to its disinterested shareholders from a financial point of view and that the consideration to be received by the Company in the Option Sale, whether exercised in whole or in part, is fair to the Company’s disinterested shareholders from a financial point of view.

        This opinion is for the use and benefit of the board of directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transactions nor is it intended as a recommendation to any person as to how such person should vote on the Transactions. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, or any other party other than the board of directors of the Company. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Stephens Inc. or any of its affiliates be made by the Company or any of its affiliates without the prior written consent of Stephens Inc. and except as required by applicable law. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders, provided that we approve of such disclosures prior to publication.

Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

ANNEX B

MASTER
APPRAISAL REPORT

FOR

Northland Cranberries, Inc.

CRANBERRY INDUSTRY/REGIONAL
FOR 20 MARSHES
STATE OF WISCONSIN

_________________

FARM CREDIT SERVICES
Of North Central Wisconsin
APPRAISAL SERVICE

December 14, 2001

Northland Cranberries, Inc.
Attn: Richard P. Teske, Vice President and CFO
800 First Avenue South
P.O. Box 8020
Wisconsin Rapids, WI 54495-8020

Dear Mr. Teske:

In accordance with your request, I have estimated the market value of twenty cranberry marshes owned by your firm, located in central and northern Wisconsin. Other appraisers assisted me in this assignment, which is documented more specifically in the appraisal reports. Twenty written appraisal reports were completed on these properties, along with a “master report” which contains supplemental supporting information for each of the individual property reports. The property covered in each report, along with market value conclusions, are shown below.

Complete Appraisals were completed with Summary Reports prepared. These properties are appraised according to our estimate of highest and best use of the properties. Our estimate of the market value (surface rights only) as of effective date of November 9, 2001, for each marsh is as follows:

Property	Total/Beds Acres	County	Estimated Market Value
Gordon Division	932/149	Douglas	$4,100,000
Chittamo Division	612/55	Douglas/Washburn	$800,000
Cranberry Associates East Division	758/73	Jackson	$1,600,000
Cranberry Associates West	3,463/86	Jackson	$1,900,000
Crawford Creek Division	174/69	Jackson	$2,100,000
Meadow Valley Division	2,162/77	Jackson	$2,050,000
White Creek Division	130/65	Jackson	$1,900,000
Mather Division	2,415/147	Jackson/Monroe/Juneau	$3,450,000
Yellow River - North Division	412/46	Juneau	$700,000
Yellow River - South Division	1,271/206	Juneau	$5,700,000
Dandy Creek Division	351/55	Monroe	$1,575,000
Warren's Division	159/62	Monroe	$1,525,000
Three Lakes Division	1,175/82	Oneida	$1,000,000
Fifield Division	2471/196	Price	$5,700,000
Trego Division	1,759/96	Washburn	$2,450,000
Biron Division	414/164	Wood	$3,850,000
Biron Division G	80/45	Wood	$1,100,000
Nekoosa East Division	463/44	Wood	$1,300,000
Nekoosa West Division	108/42	Wood	$1,100,000
Manitowish Waters Division	358/182	Vilas	$5,100,000

I (we) have made careful studies of the property appraised and the real estate market in which these properties would sell. The supporting data, analysis and conclusions upon which the market value estimates are based are contained in the twenty individual reports, along with the “master” report, which contains supporting information pertaining to all reports. These written reports are now being delivered to you.

Because of the recent changes in economics in the cranberry industry, as well as the market forces affecting market value, there may be differences of opinions within the industry as to product prices projections into the future. There certainly are uncertainties as to the expectations of product prices and length of time needed for the industry to recover from the surplus production and depressed prices. After reviewing these reports, please contact me with any questions you may have. I will be pleased to discuss any issues with you.

Thank you fording me for this appraisal assignment. We are pleased to have the opportunity to provide this service to you and your firm.

Respectfully,

/s/ Ronald J. Rasmussen, ARA
Wisconsin Certified General Appraiser # 119

“MASTER APPRAISAL REPORT”

Northland Cranberries, Inc.

Cover Appraisal Report
with
Twenty Sub-Reports
November 9, 2001

Prepared For:
Northland Cranberries, Inc.
Attn: Richard P. Teske, Vice President and CFO
800 First Avenue South
P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Phone: 715-424-4444

Prepared By:
Ronald J. Rasmussen, ARA
Wis. Certified General Appraiser #119
2396 State Highway 53, Suite #2
Chippewa Falls, WI 54729-5592
715-723-4846

Table of Contents

Page
Client and Use of Report	1
Purpose of Appraisal	1
Market Value Definition	1
Assumptions & Limiting Conditions	2
Appraisers Involved in Appraisal	3
Property Rights Appraised	3
Extent of Appraisal Process	3-5
Properties Appraised & Procedures	6
Data Collection & Sources	7
Cranberry Industry Data	8-12
Impact on Cranberry Marsh Values	12-13
Regional Analysis	13-15
Appraiser Certification	16
ADDENDUM
Tables/Graphs - Cranberry Industry Data
Cranberry Marsh Sales - Data Sheets
Discounted Cash Flow Analysis for Sale Properties

Client and Use of Reports:

This report is prepared for Northland Cranberries Incorporated. Other intended users are Lend Lease Agri-Business and US Bank Corporation. Northland Cranberries Incorporated is the owner of 20 cranberry marshes in Wisconsin. It is a vertically integrated company with ownership of processing and distribution facilities in Wisconsin and the USA. Lend Lease Agri-Business and US Bank Corporation are major creditors of Northland Cranberries.

On Tuesday November 6, 2001 Northland announced a debt restructuring agreement with its creditors. In the agreement control of Northland was transferred to Sun Capital Partners from the stockholders. The use of the appraisal is to provide an opinion of market value so that the company can provide documentation for the restructure agreement. This report is not intended for any other use. The client subsequently agrees that the appraisal will only be used by the intended user for the disclosed intended use.

Purpose of the Appraisals:

The purpose of the appraisal is to provide an opinion of market value within the terms and definitions of market value.

Market Value Definition:

Market value is the most probable price, which a property should bring in a competitive and open market under conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.	buyer and seller are typically motivated;
2.	both parties are well informed or well advised, and acting in what they consider their best interests;
3.	a reasonable time is allowed for exposure in the open market;
4.	payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and
5.	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (Source: The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2000 Edition, Page 160)

1

Extra-Ordinary Assumptions, Hypothetical and Limiting Conditions:

1)     The appraiser(s) has/have not made an on site inspection as of the effective date of value. The client has requested that the opinion of value be prepared without an on site inspection. The appraiser(s) has/have relied upon statements made by Northland that there have been no significant physical changes in the property since the prior inspection. The appraiser(s) reserve(s) the right to adjust the opinion of value upon a full inspection of the property. Further it is assumed the representations and statements made by Northland employees are factual.

2)     It is assumed that the fixture items are in working condition.

3)     No warranty of fixtures, structural, or mechanical elements is given.

4)     The subject is valued within the expectations of market participants for income and historical expense data in the industry.

5)     It is assumed that the flowage rights on the marshes from corresponding river/creek/ flowage/lake systems are perpetual with the right of water usage.

6)     The assumption is made that all water rights are in place along with permits with WI DNR and Corp of Engineers for existing beds dealing with wetland issues.

7)     From a limited visual inspection the appraiser did not view hazardous substances. It is assumed that the subject is free from environmental issues.

8)     It is assumed that the pump systems, reservoirs, and wells provide adequate water supply for flooding and irrigation of beds.

9)     It is assumed that all fruit will be marketed through Northland Cranberries Incorporated. It is further assumed that the company is an ongoing viable business concern.

10)     The appraiser has not searched the title to the property. It is assumed there are no encroachments or adverse easements that would affect value.

11)     The legal description in this appraisal is as provided by the owner is assumed to be correct.

12)     The opinion of value contains items that may be referred to as fixtures, or those items that are a part of the water management system. These items are all irrigation pipe, buried and above ground pipe, motors, pumps, and related equipment. In addition the cranberry cleaning machinery in the receiving shed is included in the value of the subject. As these items together do not have a significant value compared to the total property the appraiser has not supplied a separate value for these items. However, removal of these items would have an adverse impact on the value of the subject.

2

Appraisers Involved in the Appraisal Assignment:

(1)	Ronald J. Rasmussen, ARA Wisconsin Certified General Appraiser #119. Mr. Rasmussen is the main appraiser participating in this assignment as agreed with the client, and has directed other appraisers participating.

(2)	David R. Joos, ARA Wisconsin Certified General Appraiser #193 Mr. Joos performed the property analysis and completed appraisal reports on ten properties located in Wood, Jackson and Monroe Counties, and assisted Mr. Rassmussen in gathering and analyzing data used in these appraisals.

Property Rights Appraised:

The property rights considered in the appraisals are limited to surface rights of the properties, including water and water flow rights. Real estate fixtures and irrigation equipment are included, as identified in each individual appraisal report for specific properties.

Extent of Appraisal Process and Scope of Work:

The client has requested complete report in a summary format and that the reports contain only those sections relate to the valuation process. Location, physical, and legal attributes are contained in a prior report in the possession of the client. Therefore the reader(s) or user(s) of the report must be aware of and understand the information contained in the appraisal reports dated approximately 9/26/2000 or 01-01-2001 according to inspection dates of the respective marshes.

Current economic conditions of the cranberry industry and assumptions are contained in a master report. A reader(s) or user(s) of the report must be aware of and understand the information presented in the master report. This information is considered to be an essential part of the valuation process. Specific assumptions made about the future of the cranberry industry and expected cranberry price to growers is a part of the assumptions. In addition the client has imposed the volume and net price premium for fresh fruit marketing on specific properties.

The scope of the work includes information on vacant and improved cranberry sales in Wisconsin compiled through October 2001. In addition the appraisers, Mr. Ronald Rasmussen and Mr. David Joos have located cranberry sales in the USA. Sales were identified by: 1) a search of public records, 2) a search of the FCS PVS sales data, 3) MLS records, and 4) conversations with other appraisers and Realtors. Factual information about the sales is obtained from buyer, seller, Realtor; or other parties knowledgeable of the real estate market, property owner/operator, tenant, Soil Conservation Service, and CFSA. Additional information on the individual sales is available in the appraiser’s files. Seven cranberry property sales were collected. Five were selected to support the estimate of value for the subject. Four of the sales have been analyzed and verified by Mr. Rasmussen. The appraiser has re-analyzed the four sales in this report. The appraiser has made an inspection of the five cranberry sales. The soil survey for the sales and the subject utilized to determine the various land class categories, drainage estimate, erosion concerns, and development potential.

The appraisal process is an orderly procedure where the data utilized in estimating the value of the subject property is acquired, classified, analyzed, and presented. The first step in this process involves defining the appraisal problem as to the identification of the property rights appraised, and the type of value being sought. Once this has been accomplished, the appraiser embarks upon a data collection and analysis program of the factors which effect the market value of the subject property including area and neighborhood analysis, land and improvement analysis, highest and best use analysis, and the application of the available approaches to value are generally utilized, the Cost Approach, Income Approach, and the Sales Comparison Approach.

3

Cost Approach:

This approach is based on the principle of substitution, such that a prudent buyer would not pay more for one property than for another with equal utility. In the context of the cost approach, this would mean the cost of acquisition of similar land, and adding improvements of equal utility, assuming no undue cost of delay. The premise of the cost approach is that the value of the property can be determined by adding the estimated land value to the current cost of replacement, less depreciation of the improvements. Vacant land sales are analyzed to provide an estimate of the subject’s land value, as if vacant. Next, the replacement cost estimates are computed for each structure, and depreciation is subtracted from this amount. The remainder is the depreciated value or contributory value of the improvements. The contributory value of the improvements is added to the estimated land value to arrive a value for the property by the cost approach.

Income Approach:

This approach to value is based on several appraisal principles with emphasis on the principle of anticipation. This principle states that the anticipation of future benefits creates value. The income approach states there is a relationship between this expected benefit (net income) and the sales price of the property (value). Several methods can be used in the income approach to value. In these appraisals, “yield capitalization” (discounted cash flow analysis) is used. “Yield capitalization is a method used to convert future benefits into present value by discounting each future benefit at an appropriate yield rate, or by developing an overall rate that explicitly reflects the investment income pattern, value change, and yield rate”. (Re: The Appraisal of Real Estate, 10th Edition, page 420).

A yield rate can be expressed as a discount rate of return or the rate of return on capital. Capitalization based on a discounted cash flow analysis requires a definite holding period be used, with initial capital investment considered in the beginning of the period, annual income and expenses projected during this period, and the value of the real estate be estimated at the end of the holding period (reversion). This analysis and cash flow projections are done for properties that have sold in the market, which will provide the appraiser with a yield rate for the respective property. The income stream is then applied to the property being appraised; an appropriate yield rate (discount rate) is selected from the sales data analyzed, which will then result in the present value of the anticipated income stream from the property. Due to the current economic conditions in the cranberry industry, market participants are believed to be looking toward a 10-year discounted cash flow analysis as part of their purchase decisions. More detail for the data used in this valuation method is shown in each appraisal report prepared for the respective properties appraised.

4

Sales Comparison Approach:

This method involves analysis of properties which have sold, and comparing their land and improvements to the property being appraised. Comparable sales used should be truly competitive with the subject property in the eyes of a typical buyer, being the most comparable sale properties that the appraiser can find. In analyzing sale properties, the land and improvement elements for comparison which are important to the typical buyer should be noted, such as sale date, location, size, terms or conditions associated with the sale, quality of land and improvements, etc. Head to head comparisons of the appropriate elements which influence value are made for the sale property compared to subject property, and adjustments to sale price are made for each element with (+) or (-), thus giving an indicated value of the subject property. The adjustments to each sale are then studied, and a final estimate of value is decided for the subject property.

A strength of the Sales Comparison Approach is its simulation of the actions of buyers in the market place. It is the simplest and easiest to understand method for the “non-appraiser” person. It is an easy appraisal method for an appraiser if adequate sales of properties comparable to the subject are found (such as residential). A major weakness is that many times it is difficult to find truly comparable sale properties, and adjustments made are difficult to decide and support, which requires considerable judgment by the appraiser.

Reconciliation and Final Value Estimate:

The final step in the appraisal process is correlating the three value indications into a final value estimate and is referred to as the reconciliation. During this process emphasis is placed on the approach that documents the strongest market evidence to answer the appraisal problem. The purpose of the appraisal, the type of property, and the adequacy and reliability of the data is analyzed and these considerations influence the weight to be given to each of the approaches to value.

Notations:

More information supporting each approach to value used is documented by the appraiser in each subreport completed on each property appraised. Spreadsheets which have been completed for the discounted cash flow analysis are included in the addendum section of this report, along with the sales analysis sheets completed by the appraiser for current sales of cranberry properties. Appraiser comments/documentation are also included in each appraisal report for the respective property.

5

Properties Appraised and Reporting Procedure:

The appraisal assignment as received from the client involves real estate appraisals on twenty specific cranberry marshes, all owned by the client. These properties are located in several counties in Wisconsin. As a means of streamlining the appraisal reporting process, the appraisers involved in this assignment have decided to prepare a “master” type report for general information, and individual appraisal reports which cover each of the twenty properties appraised. This procedure is intended to reduce repetitious documentation of information (paper), while meeting the reporting requirements of the Uniform Standards for Professional Appraisal Practices (USPAP). All information contained within the document herein is the “master report”. The reader (user) of these reports must be aware that each of the twenty individual reports needs to be read and interpreted in conjunction with the information contained in this “master report”.

The twenty properties appraised, along with respective appraisal sub-reports, are identified as follows:

Central Wisconsin area:	Total Acres	Bed Acres	County
Cranberry Associates East Division	758	73	Jackson
Cranberry Associates West Division	3,463	86	Jackson
Crawford Creek Division	174	69	Jackson
Mather Division	2,415	147	Jackson/Juneau & Monroe
Meadow Valley Division	2,162	77	Jackson
White Creek Division	130	65	Jackson
Yellow River - North Division	412	46	Juneau
Yellow River - South Division	1,271	206	Juneau
Dandy Creek Division	351	55	Monroe
Warrens Division	159	62	Monroe
Biron Division	414	164	Wood
Biron Division G	80	45	Wood
Nekoosa West Division	108	42	Wood
Nekoosa East Division	463	44	Wood
Northwestern Wisconsin:
Chittamo Division	612	55	Douglas/Washburn
Gordon Division	932	149	Douglas
Trego Division	1,759	96	Washburn
North Central Wisconsin:
Three Lakes Division	1,175	82	Oneida
Fifield Division	2,471	196	Price
Manitowish Waters Division	358	182	Vilas

6

Data Collection and Sources:

Specific data relating to the cranberry industry was gathered from several individuals. The contacts made were with a variety of professionals who deal with this particular industry in various capacities. The following people were contacted for information pertaining to market data and industry trends:

1)	Both Ronald J. Rasmussen, ARA and David Joos-ARA, Farm Credit Services appraisers, have provided a synopsis of the cranberry industry through 2001. Information includes market conditions from the Wisconsin Department of Revenue, UW Extension publications and Todd Planer with UW-Extension service in Wood county, the Status of Wisconsin Agriculture, and from personal knowledge of the area for the past 16 years. We have also gathered regional and national industry data from the Federal Cranberry Marketing Committee, cranberry industry representatives, Ocean Spray Cranberry, Inc., Northland Cranberries Inc. Incorporated, and other FCS certified general appraisers in Massachusetts and Wisconsin. Both appraisers are knowledgeable of cranberry sales in USA.

2)	David Baughman, Farmland Management Services, is a national investment manager for a division of John Hancock Mutual Life Insurance Company. Mr. Baughman provided investment criteria and sales data for recent sales in Wisconsin.

3)	Jim Peterson, Ocean Spray Cranberry Cooperative, Central Wisconsin Area Manager for Ocean Spray. Mr. Peterson provided details of the current USDA federal marketing order set-a-side program, cranberry acreage, price indications for future years.

4)	Arthur Clapp, ARA is an independent fee appraiser and the immediate past President of the ASFMRA. Mr. Clapp specializes in rural properties including permanent plantings. This individual provided an overview of the cranberry industry and market trends for cranberry properties on both the east and west coasts of the USA.

5)	Dr. Ed Jesse, Economist and Professor, University of Wisconsin in Madison was interviewed by David Joos-ARA. Dr. Jesse has studied the cranberry industry production and economics over the years. He has published reports and actively participates as expert resource for information in this industry.

6)	David N. Farnmond, General Manager of the (CMC) Cranberry Marketing Committee has also been interviewed. The CMC is an Agency of the USDA, Agricultural Marketing Service in Wareham, Mass.

Inpection: At the request of the client, the scope of the appraisal is to be completed without an on site inspection. The client has indicated there have been no physical changes to the property since the last inspection completed between 09-15-2000 and 9/26/2000 or on some properties between 01-14-2001 and 01-23-2001. John Stauner, Vice President of Northland, was interviewed regarding crop production for 2001. Other information regarding the subject property is stated in the prior report.

7

THE CRANBERRY INDUSTRY

Production Data/ Information

The berries are grown in beds or bogs. They grow on vines, which will last indefinitely with proper maintenance. Some bogs and vines are 100 years old. Accordingly, they are referred to as “permanent plantings”. Typical economic life may be closer to 50 years. They require enormous amounts of water, which is used in irrigation and flooding of bogs for frost/winter protection. Other growers talk about inches of water while cranberry growers discuss acre-feet. The recommended water/reservoir supply is 4-8 acre feet per acre of cranberry beds. Water sources include lakes, rivers, streams, creeks and man-made reservoirs. Reservoirs provide ample supply of peak use times.

The plants do best in high acid soils. Not only do the vines grow better but also the competing weeds do worse. If a marsh suffers from high Ph (alkaline) conditions, often sulphur is applied to create acidity, opposite from alfalfa growers who apply lime to balance the soil. Cranberries are often adaptable to an acid peat soil with acidity ranging from 4.0-5.5 with 5.0 being optimum.

The early bogs were created in low-lying areas for maximum gravity flow management of water. They were planted in muck bottom soils. The shapes of the beds were asymmetrical. Flooding was used for irrigation, frost control during growing season and for winter protection of vines.

Many of these early bogs still exist. However, generally better-designed bogs are replacing them. The new beds are sand beds. They are constructed on either peat soils or “upland” loamy sand soils with soil removed to a certain depth and 12-24” sand lift for vine plantings. Often they may be constructed on beds of pure sand with less excavation. The beds are laser leveled to insure proper drainage. Generally they are built rectangular for easier management. A common size of the new ones is 150x1000 feet. New beds can be productive in 3-4 years with proper management. Flooding is still an important part of production, but frost protection and irrigation is usually accomplished by use of stationary aluminum irrigation piping and sprinkler systems. They are flooded each winter, to keep the vines in ice for frost protection.

Drainage is an important aspect of a cranberry bed. A system of water control allows efficient movement of water onto and off of the beds. Water is controlled by a series of dikes and bulkheads and is usually drained off the vines by gravity flow. A minor slope may help drainage, but overall the bed should be fairly level. This allows an even water depth over the top of the bed for the harvest and winter floods. If water is limited in quantity, it can be pumped back to a holding area to be reused. The use of drain tile in a bed can improve drainage conditions.

It is important that the beds are well sanded. Sanding is a rejuvenating process that anchors the vines and stimulates new growth. It also controls certain soil-bred insects. Sand is applied during the winter months when trucks can drive on the ice covering the beds. The sand is spread across the ice in a 1/4 to 1-inch layer and when the ice melts, the sand settles onto the beds. Established beds are generally sanded once every 2 to 4 years.

Harvest was once had labor but is now mechanized. It is accomplished by flooding the bogs and driving a beater-type machine through to loosen the cranberries from the vines. The berries float to the surface, are looped with ropes and boards, and pulled to a corner where they are elevated into trucks and wagons. They are cleaned and separated from foreign material. They are hauled to the processor for sale. Berries destined for fresh fruit market require raking to minimize bruising.

8

Cranberry vines may be cut or mowed and the resulting cuttings can be sold for replanting on new or existing acreage to create new or renovated bogs. Although this prevents the harvesting of berries from the mowed acres for that growing season, the vines grow back rapidly and typically produce a modest crop in the year after the mowing and a larger than normal crop in the second year after the mowing. These vines have been sold in the past at prices of between $3,000 and $7,000 per ton; current prices are $1,500 to $3,000 per ton. Typically, an acre of cranberries will yield six to ten tons of vines for resale. There is low demand for vines at this time due to depressed prices for cranberries. Expansion is expected to be curtailed during the next several years. There may be some market for replanting of beds, however.

Development of new beds requires intensive capital investment. Generally, an investment of approximately $25,000 — $30,000 per new bed acre is required. Production is not realized until the third or fourth year. Also, any future expansion in areas designated as “wetlands”, which is the type of locale best suited for cranberry production, is subject to certain restrictions by the DNR and U.S. Army Corps of Engineers. The necessary regulatory permits must be obtained before new acreage is developed. Due to the recent changes in the federal and state regulation of wetlands (principally the additional requirement that new acres of wetlands be constructed to replace converted wetlands), it appears that the cost of obtaining and complying with permits for additional wetlands development beyond the currently authorized acres will be prohibitive for most growers.

Cranberry bogs planted with the newer variety hybrids at full production will, typically, generate substantially higher yields than those with native vines or the older varieties. The predominant hybrid cultivar is Stevens. It is a midseason cultivar with large berries and good color. Production of Stevens is quite stable from year to year. Ben Lear is another popular cultivar. Ben Lear is an early coloring cultivar with quite large berries. Ben Lear is more sensitive to management practices, and can have variable yields if not managed carefully. Other popular cultivars include Searles, Pilgrim, and McFarlin. It is advisable to include more than one cultivar in a marsh plan to spread out the harvest season and reduce the risks associated with a monoculture. On bogs with the new varieties, such as Stevens, production per acre often will reach 200 barrels per acre or better. On bogs with older varieties, yields will more often be in the 100 to 150 barrels per acre range. Production can vary significantly depending on the age and variety of cranberry vines, the soil types, availability of water, water management, and the weather.

HISTORY OF FEDERAL CRANBERRY MARKETING ORDER

During the 1950‘s, production of cranberries increased as growers improved their cultivation and harvesting practices. Sales of cranberries centered primary on the Thanksgiving fresh fruit market. Meanwhile production continued to increase resulting in oversupply and disorderly markets. Leaders of the cranberry industry determined there was a need to establish a mechanism to administer the surplus fruit. Eighty-five percent of the growers approved establishment of a marketing order.

On August 15, 1962, the Federal Cranberry Marketing Order was established. Following the enactment of the marketing order, a committee was established, made up of industry and public representatives, as the agency charged with administration of the program. The Secretary, United States Department of Agriculture appoints members of the committee. Cooperative marketing organizations; which handle more than two-thirds of the total volume of cranberries produced, nominated four members and four alternate nominees to serve on the committee. Independent growers, defined as other than those affiliated with a cooperative marketing organization, nominate three members and three alternates to serve on the committee. The committee nominates the public member and alternate and represent consumer interest on the committee. The committee’s duties are to develop a marketing policy on a yearly basis.

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Using industry data and the committee’s own projections a forecast of cranberry production, utilization and inventory for the ensuing crop year are developed. On the basis of its analysis, the committee submits a recommendation to the Secretary, USDA, regarding the total marketable quantity of cranberries necessary to meet projected demand and provide for an adequate carryover. If situations existed that would lead to disorderly markets, the committee has the authority to recommend that the Secretary, USDA, establish a volume regulation. The committee has used its volume regulation authority sporadically since its inception. Starting with the 1962 crop year, the committee has recommended the establishment of a set aside program on four occasions. As the committee expanded its own data gathering capabilities it focused on disseminating accurate and comprehensive statistical data to those within the cranberry industry.

The marketing committee’s ability to establish and maintain this level of creditability lies with its neutrality, impartiality and objectivity in carrying out its reporting function. In July 2000, the USDA took action to require a 15% set-aside for the 2000 crop. The set-aside programs require an annual evaluation of market factors. The cranberry industry and USDA has again taken action for a 35% set-aside program on the 2001 crop. Future crop restrictions may be possible based on cranberry inventory levels.

The cranberry industry already operates in an international marketplace, and actions to revive the industry are at a critical point. How long can the cranberry industry stay afloat with berry prices below the cost of production? Will the demand for cranberry products continue increasing in proportion to production projections? What impacts will an increase in Canadian cranberry production or commercial cranberry production in Chile, have on domestic and international markets? Essentially, the marketing order provides benefits to the cranberry industry beyond the regulatory function. The marketing order must be a regulator to the cranberry industry. The time delays for implementing the set-aside program for the 2000 crop year is a reflection of the difficulty to reach agreement within the industry. Reaching agreement on the 2001 crop was evident again. The marketing order will need to continue to monitor the cranberry industry with creditable information that is necessary for the growers, handlers, and processors to recover their economic viability.

Marketing Data/Information

Ocean Spray, a cooperative, is the main market for cranberries at 65% to 70% of total production. Although several other smaller processors are available, most growers belong to Ocean Spray. Thus, this cooperative represents a high profile in the production and marketing activities within the cranberry industry. Members contract to sell all the berries from their allocated acres to the coop. Prior to the middle 1990‘s, Ocean Spray regulated its members’ market; it monitored and attempted to control supply. High berry prices in the industry, along with increasing anticipated consumer demand, encouraged expansion of acreage, resulting in over production. Industry experts now indicate the total acreage of beds in the USA is 42,529.

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The USDA, National Agricultural Statistics Service, publishes cranberry production and price data for each active state, as well as for the nation. These reports are available in August of each year, reporting data for the past calendar year. USDA Agricultural Statistics Service reports a production estimate of 5,576,000 BBL for the 2001 crop year. The data reported in August of each year is contained in the addendum section of ” report for reference.

USDA indicates that 37,200 acres were harvested in 1999, and about 36,600 acres in year 2000. Data is not yet available for 2001 production. Wisconsin is the largest producing state, with 15,100 acres harvested in 2000 with 176 bbl. average yield (down from 228 bbl. average in 1999). The average yield estimated for the U.S. is 152.59 BBL for 2000, down 10% from the high yield year 1999. Industry sources indicate an existing supply of 3.3 million barrels on August 31, 2001, the end of the marketing year. There remains an excess supply of over one million BBL according to industry sources. The over supply of cranberries remains as a significant impediment to price recovery for the industry. Therefore it is expected that a set-a-side program will be enacted for the 2002 crop year.

The cranberry industry had enjoyed a period of unprecedented prosperity and growth during the period between 1979 and 1998. During that period proceeds to the growers grew from $25.00 per barrel range to approximately $66 per barrel. A large crop in 1999 and the resulting surplus forced the Cranberry Marketing Committee to enact a 35% volume control in 2001. Cranberry prices for the 2000 crop have been estimated at $13 to $18 per BBL.

All other markets are held in comparison to Ocean Spray. The other large company in Wisconsin is Northland Cranberries Incorporated, in Wisconsin Rapids. This company acquired several cranberry properties in the mid- 1990‘s, during the peak of high prices. Other independent growers are associated will Cliffstar, a processing/marketing company, located in Dunkirk, N.Y.; Clement Pappas and Co., Inc., a processor/marketer in Seabrook, N.J.

The question of the time duration to re-build the industry to manage supply and demand has initially been answered. The Federal Marketing Order mandated a 35% set-aside program for the 2001. During the next several months, industry representatives for the handlers and growers will be analyzing the 2001 crop to determine set-a-side recommendations for 2002. Growers, handlers, and others will need to consider volume control to eliminate the surplus fruit. A modest increase in the price per barrel is anticipated under the assumption that the industry will regulate and manage supply along with increasing market share for cranberries. Ocean Spray’s projection for the 2001 crop is for a price of $20.00 to $23.00 per barrel. For the 2002 crop prices between $22 and $30 were indicated by Ocean Spray in a letter to their growers. Further price recovery into the $30.00 range would only come as the demand and supply are managed to assure a reasonable return for the crop. It appeared that full economic recovery for the industry would take several years to achieve.

Industry sources indicate that the carryover needs to be below 2 million barrels to eliminate volume control. A reduction in bed acres grown and a change in the inelastic demand curve are critical elements before price recovery is anticipated. There is a reasonable chance for some amount of a set-aside for the 2002 crop. Ed Jesse, a member of the marketing committee commented that volume control is possible with the expanded acreage. Ocean Spray has indicated that they are not looking for volume control in 2002. The final decision will not be made until sometime in March or April. At that time cranberry production and consumption data will be analyzed to form their recommendation for the 2002 crop. My opinion is that without some type of set-a-side in 2002, the industry could face more years of excess supply. The most important factor is the consumption level that can be sustained.

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After interviewing several knowledgeable people in the industry, and after careful study of all data available, we have concluded that a reasonable projection for the price of cranberries during the next 10 years (for completing the income approach to value) is as follows (in dollars per barrel):

Year	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

Price	24	27	30	32	35	40	40	40	42	42

Based on these projections and the anticipated results of the 2001 set-a-side the conclusion reached is that the price slump for cranberries has bottomed out at this time. Recovery will occur gradually, during the next 5 years, and then level out at around $40 per barrel. Of course, much of the projections depend upon the industry managing supply and demand in factors in the market place.

Cranberry Price Sensitivity Analysis

Government action to control the supply of cranberries to the market is a strong step toward financial recovery for the industry. Looking back to historical sales data provides another indicator of value and the relationships of price, production, and income factors. Sales data from cranberry sales prepared by Art Clapp, ARA, for east-coast cranberry sales from 1990-1999 was reviewed. On a gross income multiplier measurement the average GIM for sales ranged from 3.892 to 6.953. Sales before 1996 had stable GIM of roughly 4.5. The table below shows a limited synopsis of Wisconsin sales for the period of 1996 through 2001. Yield per acre and price per barrel are estimated for 2001.

Yr.of sale	# sales	Yld./bed acre	Price $ per bed acre	Price $/BBL	Income Ave/BBL	Average GIM

1996	7	156	$48,111	$308	$63.80	4.83

1997	2	167	$48,780	$292	$70.50	4.14

1998	1	180	$63,829	$354	$41.60	8.69

1999	3	228	$38,977	$170	$12.30	13.89

2000	3	176	$23,383	$133	$18.00	7.38

2001	2	180	$24,134	$134	$21.00	6.38

The sales in 2000 and 2001 indicate a GIM of 7.38 to 6.38. Without 1998 and 1999 the average GIM is 5.683. As price recovery continues it appears that a long run GIM of 5% is a valid indicator of value. There is a direct correlation between the price per barrel and bed acre value. The table below indicates the relationship between various prices and indicated bed acre value.

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Price/BBL	Yield bed acre	Gross Income	GIM	Bed Acre Value

$15	180	$2,700	5.0	$13,500

$20	180	$3,600	5.0	$18,000

$24	180	$4,500	5.0	$22,500

$27	180	$4,860	5.0	$24,300

$30	180	$5,400	5.0	$27,000

$32	180	$5,760	5.0	$28,800

$35	180	$6,300	5.0	$31,500

$40	180	$7,200	5.0	$36,000

The 2000 sales were negotiated after the time frame of the collapse of the cranberry price after the 1999 bumper crop. The government intervention by the cranberry marketing committee to regulate supply is expected to continue. People knowledgeable of the industry indicate it is likely to see another set-aside for the 2002 crop. As supply is balanced with demand the expectation of the price per BBL is upward. Each $1 increase in the price per BBL at a GIM of 5 equals $900 per bed acre. Going forward the price projections used in a ten-year DCF analysis range from $24 to $42. The table above gives an indication of bed acre value under different levels of price.

Market participants in the industry know have positive view of the future. Buyer and sellers react to market conditions and base their decisions on the best available information. The 2000 sales indicate a low bed acre price below the cost of replacement. Financially weakened growers without income and equity to survive are forced to accept whatever the market will offer. Going forward the expectation is that the cranberry marketing committee will cooperate for the long-term best interest of the industry. There remains potential for weak growers with unproductive beds to exit the industry. Beds that can produce above 180 BBL per acre will have an economic advantage in this environment and the future. As market conditions improve for a price per BBL, there is a correlating expectation for an increase in value for cranberry beds.

REGION ANALYSIS

Central Wisconsin:

Northern Juneau, northern Monroe, southern Wood, western Portage and northern Adams Counties are in the center of low-lying lands reaching from east-central Jackson County to as far east as Wisconsin Rapids which provides a very good environment for cranberry production. Within this area in central Wisconsin are located many of the state’s commercial cranberry marshes. This is part of the central sands area with irrigated cropland and some of the counties in managed woodlands.

The area is well suited for cranberries. The soils are mostly sandy. Many areas are naturally high in acidity. Cranberries thrive in high acid, or low pH, conditions, and competing weeds do poorly. There is ample surface and subsurface water, which is necessary to cranberry production. Further, the land base is relatively inexpensive, providing economic incentive for expansion. Jackson County shows more of the typical marshland topography adaptive to cranberry production, along with southern Wood County. Wood County shows approximately 46% farmland and 40% forested. Consolidated Paper, Inc. is the largest manufacturer employer and the Marshfield Clinic is the largest non-manufacturer employer. The area of subject covers Jackson County. Jackson County shows only 36% of total area in farmland and 59% forested vs. Monroe County with 62% in farmland and 43% forested. The construction industry and government sector generates the most off farm personal income. Fort McCoy is the largest nonmanufacturer employer. In Juneau County, 52% of land is forested and 38% agricultural farmland. Manufacturing generated majority of total personal income. Dairy and cranberry are the dominant impact in the Ag Economy. The service industry and government generate the majority of total personal income. Irrigated crops/vegetable industry and cranberry are the dominant impact in the Ag economy for Portage/Adams County.

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Many laws concerning water use and environmental considerations do not legally apply to the cranberry industry. For example, a Department of Natural Resources permit is necessary for a grain farmer to pump water from a creek to irrigate his crops. The permit is not necessary for a cranberry grower. State laws such as this further enable the cranberry industry to thrive here. There is concern in the future for continued environmental restrictions on water use by the DNR, Corp. of Engineers and County Zoning. This in relationship to lands classified wetlands. This has promoted cranberry development in the “highlands” vs. wetland bog areas.

Since the land and laws are conducive to cranberry production, and since considerable investment has been made and continues to be made in the bogs in central Wisconsin, this region will remain strong in cranberry production for the foreseeable future.

Upper Northwestern Wisconsin:

The upper northwest part of Wisconsin encompasses Burnett, Bayfield, Douglas, Washburn and Sawyer counties. Farmland covers 6-17% of area land with Washburn county having the highest percentage. The majority of the land area is forested covering on average 60-65% of land base and 19% of Wisconsin’s lakes. The service industry does generate most of the regions total personal income. Population growth in the region has increased 4% from 1990-1995. The economy is centered around agriculture, recreational (hunting and fishing), wood product manufacturing and county governments. Several Indian Reservations exist including the Lac Courte Oreilles, Red Cliff and St. Croix Band of Lake Superior Chippewa with several Casino/gambling facilities. Recreation, due to large abundance of lakes/public forest lands, creates sport hunting, fishing, boating, skiing, snowmobiling, etc. There are seasonal peaks in hotel/motel occupancy. This is reinforced with four county area showing 35-40% seasonal housing. Due to tourism trade, there is zoning, wetland issues and environmental issues with residential development, land development. Shopping and employment are mainly in Hayward and Spooner.

In recent years, the cranberry industry had shown emphasis in expanded acreage due to cranberry demand and high cranberry pricing. In the last three years the industry has seen nationwide abundant cranberry production, flat domestic/international consumer demand and resulting large carry-over inventory. This has created extreme downward pressure on cranberry pricing. Cranberry expansion has come to a halt with narrowing profit margins anticipated for the next 3-5 years. Marshes will see less capital expenditures and reduction of operating expenses. The two largest processors, being Ocean Spray Cranberries, Inc. and Northland Cranberries; Inc., will also see changing strategies. There is fierce competition in the juice industry as they compete for market/consumer share. Other competition includes the bottled water/soda industry.

Area values have been increasing with high demand for lake frontage property, forest/wooded tracts, retirement property and seasonal housing. Cranberry production is evident in the region especially around the Spooner/Hayward areas. The expansion of existing marshes along with development of new marshes was on-going through most of the last decade. Bed development was typically on “upland” areas where zoning, DNR and Corp. of Engineers involvement was at a minimum due to no “wetland” issues. Present oversupply of cranberry inventory has put a damper on any further expanded bed acreage. Cranberry growers in the area face similar issues as lake property owners dealing with availability of water, shoreline and water quality issues. Small lakes/rivers/streams exist causing some rural residence, seasonal cottage development and lake front ownership. This has put continued upward pressure on lake frontage property. Growing season for cranberry production is shorter than central Wisconsin marshes.

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North Central Region:

The upper north central part of Wisconsin encompasses Vilas, Iron, Oneida and Langlade counties. In general, these counties show little agriculture with farmland covering 22% of Langlade County and the remaining (3) counties showing 0-4% of land in agriculture. The vast majority of land is in forest at 75-80% of total land area and has 26% of states lakes. Population growth in the region has increased 4-6% from 1990-1995 except Iron county at 1.5%. The economy is centered around some agriculture (being cranberries). Recreational hunting and fishing, trade industry, wood product manufacturing and county governments. Several Indian Reservations exist including the Lac Du Flambeau Band of Lake Superior Chippewa with several casino/gambling facilities. Recreation, due to large abundance of lakes and public forest lands, creates sport hunting/fishing/boating/skiing/ snowmobiling, etc. There are seasonal peaks in hotel/motel occupancy. This is reinforced with four county area showing 40-45% seasonal housing. Due to tourism trade, there is zoning, wetland issues and environmental issues with residential development, and land development. Shopping and employment is in Woodruff, Eagle River, Hurley, Antigo and Rhinelander.

Area values have been increasing with high demand for lake frontage property, forest/wooded tracts, retirement property and seasonal housing. Cranberry production is evident in the region especially around the Manitowish Waters/ Eagle River areas. The expansion of existing marshes along with development of new marshes was on-going through most of the last decade. Bed development was typically on “upland” areas where zoning, DNR and Corp. of Engineers involvement was at a minimum due to no “wetland” issues. Present oversupply of cranberry inventory has put a damper on any further expanding bed acreages. Cranberry growers in the area face similar issues as lake property owners dealing with availability of water, shoreline and water quality issues. Small lakes/rivers/streams exist causing some rural residence, seasonal cottage development and lake front ownership. This has put continued upward pressure on lake frontage property. Residential development is restricted somewhat due to possible wetlands locations.

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ANNEX C

DISSENTERS’ RIGHTS

SUBCHAPTER XIII
SECTIONS 180.1301 THROUGH 180.1331
OF THE
WISCONSIN BUSINESS CORPORATION LAW

        180.1301 DEFINITIONS. IN ss. 180.1301 TO 180.1331:

    (1)            “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

    (1m)        “Business combination” has the meaning given in s. 180.1130(3).

    (2)            “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

    (3)            “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

    (4)            “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

    (5)            “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

    (6)            “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

        History: 1989 a. 303; 1991 a. 16.

        180.1302 RIGHT TO DISSENT.

    (1)        Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

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2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

    (b)        Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

    (c)        Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm) Consummation of a plan of conversion.

    (d)       Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

    (2)       Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

    (d)       Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

    (3)       Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

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    (4)        Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

    (5)        Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement under the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

        History: 1989 a. 303; 1991 a. 16; 2001 a. 44.

        180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

    (1)       A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (2)       A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

        History: 1989 a. 303.

        180.1320 NOTICE OF DISSENTERS’ RIGHTS.

    (1)            If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ right under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

    (2)            If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

        History: 1989 a. 303.

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        180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

    (1)       If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

    (a)       Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

    (2)       A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1322 DISSENTERS’NOTICE.

    (1)       If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

    (2)       The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certified shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

    (c)       A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1323 DUTY TO DEMAND PAYMENT.

    (1)            A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

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    (2)            A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

    (3)            A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

    (1)            The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

    (2)            The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

        History: 1989 a. 303.

        180.1325 PAYMENT.

    (1)       Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (2)       The payment shall be accompanied by all of the following:

    (a)       The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

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(e) A copy of ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1326 FAILURE TO TAKE ACTION.

    (1)            If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2)            If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

        History: 1989 a. 303.

        180.1327 AFTER-ACQUIRED SHARES.

    (1)            A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2)            To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand under s. 180.1328 if the dissenter is dissatisfied with the offer.

        History: 1989 a. 303.

        180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

    (1)       A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s.  180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

    (c)       The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

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    (2)       A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

        History: 1989 a. 303.

        180.1330 COURT ACTION.

    (1)       If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2)       The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

    (3)       The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

    (4)       The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5)       Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

    (b)       The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

        History: 1989 a. 303.

        180.1331 COURT COSTS AND COUNSEL FEES.

    (1)         (a)         Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

    (b)        Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent what the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

7

    (2)       The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

    (b)       Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

    (3)       Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        History: 1989 a. 303.

8

ANNEX D

NORTHLAND CRANBERRIES, INC.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495

_________________

DISSENTERS’ NOTICE

_________________

To Holders of Class A Common Stock of Northland Cranberries, Inc. on March 31, 2005:

        NOTICE IS HEREBY GIVEN pursuant to Section 180.1320(2) of the Wisconsin Business Corporation Law (the “WBCL”), that on March 31, 2005, Sun Northland, LLC (“Sun Northland”), the beneficial owner of approximately 94.6% of the issued and outstanding class A common stock (“Common Stock”) of Northland Cranberries, Inc. (“Northland”), approved by written consent action in accordance with the WBCL and Northland’s articles of incorporation and bylaws the sale of nine of Northland’s cranberry marshes (excluding the Associates West, Meadow Valley and Three Lakes marshes) , which are subject to that certain Option Agreement, dated as of September 23, 2004, by and between Ocean Spray Cranberries, Inc. and Northland. Accordingly, Northland intends to consummate the approved sales of nine of its cranberry marshes (the “Marsh Sales”) on the later of (i) May 18, 2005, or (ii) the date on which all of the remaining closing conditions specified in the applicable agricultural asset purchase agreements related to each Marsh Sale are satisfied.

        In connection with the Marsh Sales, Northland’s board of directors has by resolution in accordance with Section 180.1302(1)(d) of the WBCL provided nonconsenting shareholders and beneficial shareholders the right to assert dissenters’ rights under Subchapter XIII (Sections 180.1301 through 180.1331) of the WBCL, a copy of which is attached as Exhibit A to this Dissenter’s Notice. Accordingly, you are entitled to receive this Dissenters’ Notice that explains what you must now do to perfect those rights, should you choose to do so.

        Dissenters’ rights entitle you to dissent from the Marsh Sales and, by strictly following the requirements fixed by law, receive in cash the “fair value” of your shares of Northland’s Common Stock. Under Subchapter XIII of the WBCL, you are required to follow certain procedures to receive the fair value of your shares. In order to perfect your dissenters’ rights in connection with the Marsh Sales and receive the “fair value” of all of your Northland Common Stock, you must now notify Northland of your intent to demand payment by completing and returning the enclosed “Demand Payment Form.” In connection with the Demand Payment Form, if you hold any certificates representing your Northland Common Stock, you must deliver such Common Stock certificates to Northland.

        If you are a beneficial owner whose Common Stock is held in street name through a broker, dealer, bank or nominee, you should contact such broker, dealer, bank or nominee promptly and instruct such broker, dealer, bank or nominee to submit the enclosed Demand Payment Form on your behalf. In some cases, the broker, dealer, bank or nominee may request submission of these instructions on a beneficial owner’s instruction form. Please contact your broker, dealer, bank or nominee to determine the proper procedures for submitting your instructions.

        If Northland does not consummate the Marsh Sales on or before July 27, 2005, Northland is required to return to you the Common Stock certificates that you surrendered with your Demand Payment Form and send you a new Dissenters’ Notice.

        You, or your broker, dealer, bank or nominee on your behalf, must deliver the Demand Payment Form and all of your Common Stock certificates, if any, to the address below ON OR BEFORE May 28, 2005 in order to comply with Subchapter XIII of the WBCL and perfect your dissenters’ rights:

Via U.S. Postal Service:	Via Hand Delivery or Overnight Courier:
Northland Cranberries, Inc.	Northland Cranberries, Inc.
2321 West Grand Avenue, P.O. Box 8020	2321 West Grand Avenue
Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids, Wisconsin 54495
Attention: Kenneth A. Iwinski	Attention: Kenneth A. Iwinski

        The method of delivery of the Demand Payment Form and your Common Stock certificates, if any, is at your election and risk. The Demand Payment Form and all of your Common Stock certificates, if any, will be deemed delivered to Northland only when actually received by Northland. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If Northland does not receive your Demand Payment Form and all of your Common Stock certificates, if any, ON OR BEFORE May 28, 2005, then you will not have perfected your dissenters’ rights under Subchapter XIII of the WBCL.

Wisconsin Rapids, Wisconsin
April 28, 2005

2

Exhibit A

DISSENTERS’ RIGHTS

SUBCHAPTER XIII
SECTIONS 180.1301 THROUGH 180.1331
OF THE
WISCONSIN BUSINESS CORPORATION LAW

        180.1301 DEFINITIONS. IN ss. 180.1301 TO 180.1331:

    (1)            “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

    (1m)               “Business combination” has the meaning given in s. 180.1130(3).

    (2)            “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

    (3)            “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

    (4)            “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

    (5)            “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

    (6)            “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

        History: 1989 a. 303; 1991 a. 16.

        180.1302 RIGHT TO DISSENT.

    (1)        Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1

Exhibit A

1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

    (b)               Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

    (c)               Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm) Consummation of a plan of conversion.

    (d)              Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

    (2)       Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

    (d)       Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

2

Exhibit A

    (3)       Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

    (4)       Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

    (5)       Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement under the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

        History: 1989 a. 303; 1991 a. 16; 2001 a. 44.

        180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

    (1)       A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    (2)       A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

        History: 1989 a. 303.

        180.1320 NOTICE OF DISSENTERS’ RIGHTS.

    (1)            If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ right under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

3

Exhibit A

    (2)            If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

        History: 1989 a. 303.

        180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

    (1)       If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

    (a)       Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

    (2)       A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1322 DISSENTERS’NOTICE.

    (1)       If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

    (2)       The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certified shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

    (c)       A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

4

Exhibit A

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1323 DUTY TO DEMAND PAYMENT.

    (1)            A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

    (2)            A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

    (3)            A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

    (1)            The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

    (2)            The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

        History: 1989 a. 303.

5

Exhibit A

        180.1325 PAYMENT.

    (1)       Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (2)       The payment shall be accompanied by all of the following:

    (a)       The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 180.1301 to 180.1331.

        History: 1989 a. 303.

        180.1326 FAILURE TO TAKE ACTION.

    (1)            If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2)            If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

        History: 1989 a. 303.

        180.1327 AFTER-ACQUIRED SHARES.

    (1)            A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

6

Exhibit A

    (2)            To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand under s. 180.1328 if the dissenter is dissatisfied with the offer.

        History: 1989 a. 303.

        180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

    (1)       A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s.  180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

    (c)       The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

    (2)       A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

        History: 1989 a. 303.

        180.1330 COURT ACTION.

    (1)       If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

7

Exhibit A

    (2)       The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

    (3)       The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

    (4)       The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5)       Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

    (b)       The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

        History: 1989 a. 303.

        180.1331 COURT COSTS AND COUNSEL FEES.

    (1)         (a)        Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

    (b)        Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent what the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

    (2)       The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

8

Exhibit A

    (b)       Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

    (3)       Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        History: 1989 a. 303.

9

NORTHLAND CRANBERRIES, INC.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495

_________________

DEMAND PAYMENT FORM

_________________

        I, the undersigned shareholder or beneficial shareholder of Northland Cranberries, Inc. (“Northland”) class A common stock (“Common Stock”), pursuant to Subchapter XIII (Sections 180.1301 through 180.1331) of the Wisconsin Business Corporation Law (the “WBCL”), hereby exercise the right extended to me by the Board of Directors of Northland pursuant to Section 1302(1)(d) of the WBCL to dissent and demand payment of the “fair value” of all of my Common Stock in connection with the approved sale of nine of Northland’s cranberry marshes (excluding the Associates West, Meadow Valley and Three Lakes marshes) (the “Marsh Sales”), which are subject to that certain Option Agreement, dated as of September 23, 2004, by and between Ocean Spray Cranberries, Inc. and Northland.

        Northland first announced the Marsh Sales on March 29, 2005. By signing below, I hereby certify that I acquired beneficial ownership of all of my Common Stock before March 29, 2005.

        If I hold any Common Stock certificates, I understand that in order to perfect my dissenters’ rights pursuant to Subchapter XIII of the WBCL, I, or my broker, dealer, bank or nominee on my behalf, must deliver to Northland, with this Demand Payment Form, all of my Common Stock certificates. I hereby represent that attached to this Demand Payment Form are all of my Common Stock certificates.

        If Northland does not consummate the Marsh Sales on or before July 27, 2005, I understand that Northland is required to return to me the Common Stock certificates that I surrendered with my Demand Payment Form and send me a new Dissenters’ Notice.

        I acknowledge that this Demand Payment Form and all of my Common Stock certificates, if any, must be received by Northland at the address below ON OR BEFORE May 28, 2005 in order for this Demand Payment Form to comply with Subchapter XIII of the WBCL and for me to perfect my dissenters’ rights:

Via U.S. Postal Service:	Via Hand Delivery or Overnight Courier:
Northland Cranberries, Inc.	Northland Cranberries, Inc.
2321 West Grand Avenue, P.O. Box 8020	2321 West Grand Avenue
Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids, Wisconsin 54495
Attention: Kenneth A. Iwinski	Attention: Kenneth A. Iwinski

        The method of delivery of this Demand Payment Form and my Common Stock certificates, if any, is at my election and risk. This Demand Payment Form and all of my Common Stock certificates, if any, will be deemed delivered to Northland only when actually received by Northland. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If Northland does not receive this Demand Payment Form and all of my Common Stock certificates, if any, ON OR BEFORE May 28, 2005, then I will not have perfected my dissenters’ rights under the Statutes.

Shareholder Signature	Date

Print Name

ANNEX E

OPTION AGREEMENT

BY AND BETWEEN

OCEAN SPRAY CRANBERRIES, INC.

AND

NORTHLAND CRANBERRIES, INC.

September 23, 2004

i

Section 7.6	Entire Agreement; Nonassignability; Parties in Interest	11
Section 7.7	Expenses	11
Section 7.8	Recording Fees	11
Section 7.9	Amendment	11
Section 7.10	Severability	11
Section 7.11	Remedies Cumulative	11
Section 7.12	Governing Law; Jurisdiction; Waiver of Jury Trial	11
Section 7.13	Rules of Construction	12
Section 7.14	Further Assurances	12

Exhibits
A	Purchase Price and Option Fee Allocation Schedule
B	Form of Option Purchase Agreement

ii

OPTION AGREEMENT

        THIS OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of September, 2004, by and between OCEAN SPRAY CRANBERRIES, INC., a Delaware corporation (“Buyer”), and NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (the “Company”). (Buyer and the Company are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”).

RECITALS

        WHEREAS, the Company has agreed to grant an option to Buyer, and Buyer has agreed to acquire an option from the Company, for Buyer to purchase some or all of the Agricultural Assets (as defined herein) from the Company, on the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

        In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Article I:

        “Affiliate” means, with respect to a particular Person, Persons controlling, controlled by, or under common control with that Person.

        “Agricultural Asset(s)” means (i) individually, all of the Company’s right, title and interest in and to any one Marsh and all of the Equipment and Crops growing on the vine at such Marsh, and (ii) collectively, all of the Company’s right, title and interest in and to all of the Marshes and all of the Equipment and Crops growing on the vine at such Marshes.

        “Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

        “Closing” means the “Closing” as such term is defined in the applicable Option Purchase Agreement.

        “Company Disclosure Schedule” shall have the meaning set forth in Article IV.

        “Company Shareholder Approval” has the meaning set forth in the applicable Option Purchase Agreement.

        “Crops” means any and all of the cranberry crop growing on cranberry vines located on the Marshes, but only to the extent such cranberry crop has not been harvested as of the Closing Date.

        “Deferred Crop Value Amount” means, with respect to the Agricultural Assets at any Marsh, the sum of (1) the repair, maintenance, operation, and depreciation expenses, provided that the depreciation is expensed on a schedule consistent with cranberry industry practices, of such Marsh actually incurred from December 1, 2004 through the Closing Date, plus (2) the aggregate amount of administrative expenses (but for avoidance of doubt, excluding corporate overhead) related to the Agricultural Assets actually incurred, multiplied by such Marsh’s percentage contribution to the Company’s total harvested cranberries in 2004; provided that Buyer shall have the right to review and validate this calculation prior to the Closing.

        “Equipment” means all of the equipment and vehicles owned by the Company and located on each of the applicable Marshes which the Company and the Buyer mutually agree to include as a part of the Agricultural Assets in connection with the Buyer’s purchase of the relevant Marsh.

        “Exercise Period” shall mean the period of time commencing on December 1, 2004 and ending on the Expiration Date.

        “Expiration Date” has the meaning set forth in Section 3.1.

        “Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational, any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, or any court or other judicial authority.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Lien” or “Liens” means any lien, security interest, pledge, charge, claim, mortgage, easement, restriction or any other encumbrance.

        “Marsh(es)” means (i) individually, any marsh owned by the Company (and all improvements located thereon) and set forth on Exhibit A, and (ii) collectively, all of the marshes owned by the Company (and all improvements located thereon) and set forth on Exhibit A attached hereto.

        “Material Adverse Effect” shall mean, with respect to any Person, any effect that individually or taken together with other effects is materially adverse to (i) the financial condition, or business of such Person and its subsidiaries, taken as a whole (provided, however, that, with respect to the representations and warranties made by the Company, a Material Adverse Effect shall mean any effect that individually or taken together with other effects is materially adverse to the financial condition of the Agricultural Assets) or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company: (a) events, changes, conditions or effects disclosed in the Company Disclosure Schedule; (b) events, changes, conditions or effects consented to by Buyer; (c) events, changes, conditions or effects attributable to the acts or omissions of, or on behalf of, Buyer; (d) any change in any law affecting the Company or any of its Subsidiaries or any interpretation thereof; (e) changes in the market price or trading volume of Company’s Common Stock; or (f) events, changes, conditions or effects attributable to acts of war, terrorism or other conflicts.

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        “Option” has the meaning set forth in Section 2.1.

        “Option Fee” has the meaning set forth in Section 2.2.

        “Option Purchase Agreement” means the form of Agricultural Asset Purchase Agreement attached hereto as Exhibit B.

        “Permitted Assignee” means any cranberry producing member of Buyer or any other Person selected by Buyer.

        “Permitted Liens” shall, with respect to any Agricultural Asset, have the meaning defined in the relevant Option Purchase Agreement.

        “Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

        “Purchase Price” has the meaning set forth in Section 2.3.

        “Term” shall mean the period of time from the date of this Agreement until the Expiration Date (or, if earlier, with respect to any of the Agricultural Assets for which the Option is exercised by Buyer pursuant to this Agreement, until the applicable Closing for such Agricultural Assets).

ARTICLE II

GRANT OF OPTION; OPTION FEE; PURCHASE PRICE

    Section        2.1.     Grant of Option. Subject to the terms set forth in this Agreement, the Company hereby grants to Buyer, and Buyer hereby accepts from the Company, an exclusive option to purchase any or all of the Agricultural Assets (the “Option”) on the terms set forth in this Agreement and in the applicable Option Purchase Agreement as provided in Section 3.1.

    Section        2.2.    Option Fee.  The Company acknowledges its receipt from Buyer of the amount of Five Million and No/100 Dollars ($5,000,000.00) in cash (the “Option Fee”) as payment in full for the Option. Buyer acknowledges and agrees that the Option Fee shall be non-refundable to Buyer except as provided herein. If Buyer does not exercise the Option with respect to any specific Agricultural Asset(s) in accordance with Section 3.1, then the Option Fee allocated to such Agricultural Asset(s) pursuant to Exhibit A attached hereto shall not be refunded to Buyer, and shall be retained by the Company, except that, (i) if the exercise of the Option with respect to any specific or all of the Agricultural Assets is prohibited or enjoined by action of any Governmental Entity, or (ii) if the Buyer or its Permitted Assignee reasonably determines, after due diligence, that any of the Agricultural Assets has such title defects that are both (A) not capable of being insured and (B) would be reasonably expected to materially affect the value of such Agricultural Assets, then the Company promptly shall return to the Buyer that portion of the Option Fee which applies to the affected Agricultural Assets.

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    Section        2.3.    Purchase Price.  (a)  The purchase price for all of the Agricultural Assets shall be Forty-Seven Million Five Hundred Thousand and No/100 Dollars ($47,500,000.00) plus the aggregate of all Deferred Crop Value Amounts attributable to the Marshes (the “Purchase Price”). The Parties hereby agree that the Purchase Price shall be allocated among the Agricultural Assets as set forth on Exhibit A attached hereto. Buyer shall receive a credit at the Closing against the Purchase Price for each Agricultural Asset purchased by Buyer pursuant to this Agreement and the applicable Option Purchase Agreement in the amount of the applicable portion of the Option Fee allocated to such Agricultural Asset as set forth on Exhibit A and as provided in the applicable Option Purchase Agreement. If Buyer exercises the Option with respect to any Agricultural Asset as set forth in this Agreement and proceeds to the Closing, Buyer shall pay the portion of the Purchase Price allocated to such Agricultural Assets (as further adjusted for prorations and in accordance with the applicable Option Purchase Agreement) to the Company in accordance with the applicable Option Purchase Agreement.

        (b)     For purposes of illustration, if Buyer exercises the Option with respect to the Gordon Marsh, Buyer, at the Closing, would pay to the Company an amount equal to (i) $4,377,002 (the amount of the base purchase price allocated to the Gordon Marsh), plus (ii) the Deferred Crop Value Amount attributable to the Gordon Marsh (calculated in accordance with Section 2.4 hereof), less (iii) $436,064 (the amount of the Option Fee allocated to the Gordon Marsh), which amount will be adjusted for prorations and in accordance with the applicable Option Purchase Agreement.

    Section        2.4.    Calculation of Deferred Crop Value Amount. At or prior to each applicable Closing, the Parties shall mutually determine the aggregate amount of deferred crop expenses on the books of the Company. In determining such amount, the Company shall make available to the Buyer its books and records related to the preparation of the aggregate amount of deferred crop expenses.

ARTICLE III

EXERCISE OF OPTION

    Section        3.1.    Exercise of Option; Closing. Buyer shall, from time to during the Exercise Period, exercise the Option with respect to any or all of the Agricultural Assets, if at all, by (i) executing and delivering to the Company four (4) originals of an Option Purchase Agreement for each of such applicable Agricultural Assets, with no amendments, modifications or other changes to any terms therein (except that the economic terms in such Option Purchase Agreement shall be filled in using the information set forth on Exhibit A with respect to the applicable Agricultural Assets that are the subject of such Option Purchase Agreement and (ii) attaching to such agreement Exhibit A and Exhibit B thereto (which Exhibit A and Exhibit B identifies which Agricultural Assets are the subject of such applicable Option Purchase Agreement), no later than 5:00 p.m. (Eastern Time) on March 22, 2005 (the “Expiration Date”). Any attempt by Buyer to exercise the Option prior to December 1, 2004 or after the Expiration Date, or by any means during the Exercise Period other than as set forth in this Section 3.1, shall be null and void and of no force or effect. If Buyer validly exercises the Option in accordance with this Section 3.1, then the Company shall countersign and deliver to Buyer two (2) originals of each Option Purchase Agreement and attaching to such agreement the schedules thereto (which schedules will identify any disclosures that are necessary to make the representations and warranties set forth in such Option Purchase Agreement with respect to the applicable Agricultural Assets true and correct in all material respects) and a list of the employees of the Company whose employment primarily relates to the Agricultural Assets that are the subject of such applicable Option Purchase Agreement), within five (5) Business Days after the Company’s receipt during the Exercise Period of the applicable Option Purchase Agreements. The date of the Closings under each of the Option Purchase Agreements executed pursuant to this Agreement shall be mutually determined by the parties, but in any event shall not be earlier than the date that all conditions to such Closing contained in the applicable Option Purchase Agreement have been satisfied.

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    Section        3.2.    Failure to Exercise Option. Upon the expiration of the Term, (i) this Agreement shall terminate automatically and the Option shall be null and void and of no further force or effect without any further action by the Parties, (ii) the Company shall retain the Option Fee (subject to (A) the Option Fee being credited against the Purchase Price as set forth in Section 2.3 hereof, and (B) the Company’s obligation, if any, to refund the Option Fee as set forth in Section 2.2 of this Agreement) and (iii) the Company and Buyer shall have no further rights or obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Buyer as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear that the disclosure is intended to apply to such other section.

    Section        4.1.    Organization and Authority.  The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, other than, if applicable as provided in the applicable Option Purchase Agreement, the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, other than, if applicable as provided in the applicable Option Purchase Agreement, the Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

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    Section        4.2.    No Violation. Except as set forth on Schedule 4.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the articles of incorporation or bylaws of the Company, as amended, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the Agricultural Assets under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company, or by which it or any of the Agricultural Assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, conflict with or violate any order, judgment or decree, or any statute, ordinance, rule or regulation applicable to the Company, or by which it or any of the Agricultural Assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of Liens (other than Permitted Liens) which would not be reasonably likely to have a Material Adverse Effect on the Company.

    Section        4.3.    Title to Agricultural Assets. The Company has the power and the right to sell, assign and transfer (subject to the Company Shareholder Approval, if necessary) and the Company will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Agricultural Assets, free and clear of all Liens other than Permitted Liens.

    Section        4.4.    Finder’s Fees.  Except as set forth on Schedule 4.4 of the Company Disclosure Schedule, no Person retained by the Company or its Affiliates is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement. Any commission or finder’s or similar fee owing to the Person(s) named on said Schedule 4.4 shall be the obligation of the Company.

    Section        4.5.    Litigation.  There is no suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company which is reasonably likely to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. The Company is not a party to or bound by any outstanding order, writ, injunction or decree which is reasonably likely to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Company as of the date of this Agreement that the statements contained in this Article V are true and correct.

    Section        5.1.    Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

    Section        5.2.    No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of its certificate of incorporation or bylaws, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any property or asset of Buyer under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities conflict with or violate any order, judgment or decree, any statute, ordinance, rule or regulation applicable to Buyer, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of Liens which would not be reasonably likely to have a Material Adverse Effect on Buyer.

    Section        5.3.    Finder’s Fees. No Person retained by Buyer or its Affiliates is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement.

    Section        5.4.    Litigation. There is no suit, claim, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Buyer is not a party to or bound by any outstanding order, writ, injunction or decree which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

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    Section        5.5.    Company Stock. Buyer does not own, nor within the past three years has it owned (directly or indirectly, beneficially or of record) any capital stock of the Company, and is not a party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any share of capital stock of the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

    Section        6.1.    Further Actions; Filings.

        (a)     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) respond to all inquiries and investigations, make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the transactions contemplated by this Agreement that are required under (A) applicable federal and state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the transactions contemplated by this Agreement and (C) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

        (b)     Buyer and the Company agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If suit or other action is threatened or instituted by any Governmental Entity or other entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the parties shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action, and shall each bear its own costs incurred in connection with doing so.

        (c)     Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened inquiry, action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Buyer or its subsidiaries to own or operate all or any portion of the Agricultural Assets of the Company.

        (d)     Notwithstanding anything to the contrary in this Agreement, each party shall be responsible for the costs it and its officers, directors, employees, agents, advisors, representatives and Affiliates incur in connection with complying with the provisions of this Section 6.1 in connection with any such inquiry, action, proceeding or investigation initiated under any applicable antitrust law, rule or regulation.

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    Section        6.2.    Public Disclosure. Unless otherwise permitted by this Agreement, during the Term, Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by or is advisable under law or pursuant to any listing agreement with any national securities exchange. Buyer and the Company agree that the initial press release with respect to the transactions contemplated hereby shall be in the form heretofore agreed by Buyer and the Company. Notwithstanding the prohibitions contained in this Section 6.2, Buyer may, without the prior approval of the Company, provide to any Person (the “Recipient”) such information related to the Agricultural Assets as is necessary to permit such Person to determine whether it desires to assume Buyer’s option to purchase any of the Agricultural Assets hereunder; provided, however, that Buyer may only provide such information if the Recipient enters into a commercially reasonable confidentiality agreement with the Company with respect to such information prior to disclosure of any such information to the Recipient by Buyer.

ARTICLE VII

MISCELLANEOUS PROVISIONS

    Section        7.1.    Time is of the Essence. Time is of the essence as to all dates and deadlines set forth in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

    Section        7.2.    Assignment. Buyer shall have the right to designate one or more Permitted Assignees to receive title to the applicable Agricultural Assets by providing written notice to the Company at any time during the Term; provided, however, that (i) Buyer shall not be released from any of its liabilities and obligations under this Agreement (or under any Option Purchase Agreement) by reason of such designation or assignment, and (ii) such designation shall not be effective until Buyer has provided the Company with a fully executed copy of such designation or assignment and assumption instrument, which shall be in form and substance reasonably satisfactory to the Company.

    Section        7.3.    Notices. All notices, demands, consents, or other communications that are required or permitted hereunder or that are given with respect to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

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        (a)     if to Buyer, to:

Ocean Spray Cranberries, Inc. One Ocean Spray Drive Lakeville-Middleboro, Massachusetts 02349 Attn: Neil F. Bryson, General Counsel Facsimile: (508) 946-7304

        with copies to:

Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Fredrick G. Lautz Facsimile: (414) 271-3552

        (b)     if to the Company, to:

Northland Cranberries, Inc.
2930 Industrial Street
P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495-8020
Attn: John Swendrowski, Chairman and Chief Executive Officer
Kenneth A. Iwinski, Vice President-Legal and Secretary
Facsimile: (715) 422-6897

        with copies to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attn: Douglas C. Gessner Facsimile: (312) 861-2200

    Section        7.4.    Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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    Section        7.5.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart may be executed and delivered by facsimile signature and such facsimile signature shall be deemed an original.

    Section        7.6.    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided in this Agreement.

    Section        7.7.    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), shall be paid by the party incurring such expense.

    Section        7.8.    Recording Fees.  Any fees or charges incurred in connection with the recording of this Option Agreement in the office of register of deeds for any county or other state governmental subdivision in which any Marsh is located shall be split equally between the Buyer and the Company.

    Section        7.9.    Amendment. Any provision of this Agreement may be amended only by the written consent of the Company and Buyer. Any agreement on the part of a party to any amendment shall only be valid if set forth in an instrument in writing signed on behalf of such party.

    Section         7.10.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section        7.11.    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    Section        7.12.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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    Section        7.13.    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    Section        7.14.    Further Assurances. Each of the parties to the Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

* * * * *

[Remainder of page intentionally left blank; Signatures on following page]

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        IN WITNESS WHEREOF, the Company and Buyer each have caused this Option Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

COMPANY:
NORTHLAND CRANBERRIES, INC.,
a Wisconsin corporation
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Chief Executive Officer
BUYER:
OCEAN SPRAY CRANBERRIES, INC.,
a Delaware corporation
By: /s/ Michael Stamatakos
Name: Michael Stamatakos
Title: Vice President - Operations

[Signature Page to Option Agreement]

EXHIBIT A

PURCHASE PRICE AND OPTION FEE ALLOCATION

Marsh Number	Name of Marsh Operations	Base Purchase Price Allocated to Marsh Operations	Option Fee Allocated to Marsh Operations	Deferred Crop Allocation Percentage
1.	Gordon	$4,377,002	$436,064	5.60%

2.	Associates East	$1,667,815	$160,960	1.37%

3.	Crawford Creek	$2,479,863	$277,765	7.67%

4.	White Creek	$2,214,820	$244,711	6.36%

5.	Mather	$3,842,040	$403,276	7.92%

6.	Yellow River - South	$6,344,985	$665,685	13.03%

7.	Dandy Creek	$1,775,475	$189,020	4.05%

8.	Warren's	$1,730,920	$185,720	4.16%

9.	Fifield	$6,345,480	$665,771	13.04%

10.	Trego	$2,816,300	$306,482	7.40%

11.	Biron	$5,527,665	$582,083	11.67%

12.	Nekoosa East	$1,470,775	$157,230	3.45%

13.	Nekoosa West	$1,255,925	$135,652	3.15%

14.	Manitowish Waters	$5,650,935	$589,608	11.13%

Totals		$47,500,000	$5,000,000

EXHIBIT B

FORM OF OPTION PURCHASE AGREEMENT

ANNEX F

AGRICULTURAL ASSET PURCHASE AGREEMENT

        THIS AGREEMENT is made and entered into as of this _____ day of _________, 2004, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation, with principal offices at 2930 Industrial Street, Wisconsin Rapids, WI 54495-3237 (“Seller”) and ___________________, a ________________, with principal offices at _____________________________________________ (“Buyer”).

WITNESSETH:

        WHEREAS, Seller has entered into an Option Agreement dated as of September ___, 2004 (the “Option Agreement’) with Ocean Spray Cranberries, Inc., a Delaware corporation (“Optionee”), pursuant to which Seller has granted Optionee an option to purchase certain Agricultural Assets more particularly described in the Option Agreement;

        WHEREAS, Buyer desires hereby to exercise the right granted under the Option Agreement to purchase Seller’s interest in a certain cranberry marsh known as the “______________Cranberry Marsh,” which is located in the Township of____________, __________ County, Wisconsin (the “Marsh Property”);

        WHEREAS, Buyer also desires to purchase Seller’s interest in certain personal property (the “Personal Property”) more specifically described herein and sometimes referred to, collectively with the Marsh Property and the Order described below, as the “Property;” and

        WHEREAS, Seller desires to sell to Buyer its interest in the Property.

        NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, it is agreed between the parties as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

        Buyer hereby exercises the right granted under the Option Agreement to acquire the Property from Seller. As a result of the foregoing exercise, Seller agrees to sell, and Buyer agrees to purchase, the following described assets of Seller, all of which together shall constitute the Property:

        A.     Seller’s real estate described on Exhibit A attached hereto and made a part hereof, the same being acknowledged and agreed to constitute the Marsh Property.

        B.     Seller’s personal property used exclusively in connection with operation of the Marsh Property, which personal property is more particularly described on Exhibit B attached hereto and made a part hereof, the same being acknowledged and agreed to constitute the Personal Property.

        C.     The Federal Cranberry Marketing Order (the “Order”) applicable to the Marsh Property.

ARTICLE II

TERMS OF PAYMENT

        The purchase price for the Property (the “Purchase Price”) shall be ____________________________ Dollars ($________) and shall be paid by wire transfer in cash at the closing of this transaction in accordance with the terms and conditions of the Option Agreement.

ARTICLE III

CLOSING

        A.     The closing of this transaction shall be on or before sixty (60) days after the date hereof, but in no event prior to December 1, 2004, and shall occur at the offices of Boles-Wallner Abstract & Title, Inc., 214 West Grand Avenue, Wisconsin Rapids, WI 54495.

        B.     Seller agrees to execute special warranty deeds in customary form conveying the Marsh Property free and clear of all liens and encumbrances, excepting Permitted Liens, together with all rights and appurtenances of Seller to any and all agreements or water rights to the real estate. For purposes hereof, “Permitted Liens” shall mean (i) liens for taxes not yet due and payable; (ii) zoning, building codes and other land use laws regulating the use or occupancy of the Marsh Property; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to the Marsh Property and other title defects which do not or would not reasonably be expected to materially impair the use or occupancy of the Marsh Property; (iv) liens set forth on the Seller Disclosure Statement (as defined below), and (v) all matters which would be disclosed by an accurate survey of the Marsh Property which do not or would not reasonably be expected to materially impair the use or occupancy of the Marsh Property.

        C.     Seller further agrees to execute a bill of sale assigning and conveying the Personal Property free and clear of all liens and encumbrances, excepting Permitted Liens.

        D.     Seller and Buyer agree that Buyer is purchasing only assets from Seller and that Buyer shall not be responsible for any of Seller’s business debts or liabilities nor for any wages or benefits to Seller’s employees.

        E.     All expenses associated with the Marsh Property, including, without limitation, expenses for electricity, gas, water, sewer, real property taxes, security services and such other items that are customarily prorated in transactions of this nature shall be ratably prorated between Buyer and the Seller as of the closing date in accordance with local custom.

        F.     Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to, at or prior to closing, Seller having obtained in accordance with applicable law any requisite consent, approval, and authorization of the holders of its securities (“Company Shareholder Approval”) to consummate the transactions contemplated by this Agreement.

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        G.     Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to, at or prior to closing, Buyer’s reasonable satisfaction with the form and substance of the Seller Disclosure Schedules (as defined below). Buyer shall have until 5:00 p.m. (Central Standard time) on the tenth (10th) day following Buyer’s receipt of the Seller Disclosure Schedules to provide written notice to Seller stating that it is not reasonably satisfied with the form and substance of the Seller Disclosure Schedules and setting forth in reasonable detail the reasons why it is not reasonably satisfied and the changes to the Seller Disclosure Schedules that would be necessary to make Buyer reasonably satisfied with the form and substance of the Seller Disclosure Schedules. Buyer’s failure to timely provide such notice shall be deemed to constitute Buyer’s irrevocable agreement that it accepts the Seller Disclosure Schedules as initially provided to Buyer. If Buyer timely provides such notice, Seller shall have five (5) business days to revise the Seller Disclosure Schedules to Buyer’s reasonable satisfaction. If Company fails to revise the Seller Disclosure Schedules within (5) business days of Buyer’s notice to Buyer’s reasonable satisfaction (it being understood that Seller shall not have an obligation to make any revisions to the Seller Disclosure Schedules), Buyer may elect to (i) accept the Seller Disclosure Schedules provided by Seller (as modified, if at all, by Seller) and proceed with the transaction, or (ii) terminate this Agreement by providing written notice to Seller. Buyer’s failure to provide written notice to Seller of its desire to terminate this Agreement within five (5) business days after being informed of Seller’s decision shall be deemed an election of option (i) above. If Buyer elects to terminate this Agreement pursuant to this paragraph, the parties shall have no further obligations to one another under this Agreement.

ARTICLE IV

PURCHASE PRICE ALLOCATION

Intentionally Omitted.

ARTICLE V

TITLE DOCUMENTS

        Seller shall furnish and deliver to Buyer for examination within twenty (20) days of the date of this Agreement a commitment for an owner’s policy of title insurance, in an amount equal to the Purchase Price, written by a title insurance company licensed by the State of Wisconsin, showing title as called for by this Agreement. Any objections to the title must be raised by Buyer in writing within five (5) days from delivery of the title insurance commitment, following which Seller shall have ten (10) days in which to elect in writing whether to cure such objections to Buyer’s reasonable satisfaction. In the event Seller does not elect to cure such objections or affirmatively elects not to cure the same, Buyer shall, within ten (10) days after the earlier of (a) receipt of Seller’s written election not to cure such objections or (b) expiration of the period within which Seller is entitled to make the foregoing election (in either case, the “Seller’s Election Deadline”), have the option, exercisable by written notice to Seller, either to (x) terminate this Agreement, or (y) proceed to closing, taking title to the Property subject to the matters that Seller has elected not to cure. The foregoing election by Buyer must be delivered to Seller within ten (10) days after Seller’s Election Deadline. The cost of the title insurance commitment and the title insurance policy issued with respect thereto, inclusive of full extended coverage (other than the survey exception), and inclusive of any endorsements issued with respect to title exceptions that do not constitute Permitted Liens, but exclusive of any Buyer-requested endorsements, shall be split equally between the Seller and Buyer. Any transfer fees payable in connection with the conveyances contemplated by this Agreement shall be split equally between the Seller and Buyer.

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ARTICLE VI

BROKER’S FEE

        Each of the parties hereto covenants and agrees to pay any broker or finder fees or commissions, if any, payable to any broker, finder, or similar agent retained by it in connection with this transaction.

ARTICLE VII

COVENANTS AND REPRESENTATIONS OF SELLER

        A.     Seller agrees it will continue to maintain adequate fire and hazard insurance with customary coverage endorsements consistent with its historic practices on all buildings and improvements, including the Personal Property, on the Marsh Property until the closing of this transaction.

        B.     Seller shall bear the risk of loss of any real or personal property subject to this Agreement occurring between the date hereof and the closing date unless caused by the negligence or intentional act or omission of Buyer or any of Buyer’s agents, employees, or contractors, and shall promptly notify Buyer that such damage or destruction has occurred and the estimated extent thereof. In the event that any of the buildings, improvements, machinery and equipment shall be materially damaged or destroyed by fire or other casualty not caused by negligent or intentional act or omission of Buyer or any of Buyer’s agents, employees, or contractors and such damage or destruction has a material adverse effect upon the normal marsh operations conducted on the Marsh Property, then unless Seller corrects, repairs or otherwise rectifies such damage or destruction Buyer may (i) within ten (10) days after receipt of notice of such damage or destruction terminate this Agreement in writing, or (ii) require the consummation of this transaction and, in such case, all proceeds of insurance carried by Seller and all of its claims of every kind arising as a result of such damage or destruction shall become the property of the Buyer at the closing.

        C.     Seller represents and warrants that the real estate described on Exhibit A attached hereto contains approximately _____________ (____) acres of cranberry vines.

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        D.     Except as may be disclosed to Buyer in writing (a “Seller Disclosure Statement”) within twenty (20) days of the date of this Agreement, the Property is not in violation of any federal, state, or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Property or the improvements, including, but not limited to, soil and ground water conditions.

        E.     Except as may be disclosed to Buyer in a Seller Disclosure Statement within twenty (20) days of the date of this Agreement, Seller warrants it has not violated any environmental law now in existence with respect to the Property and represents that the Property does not:

1. contain any facility that is subject to the reporting under Section 312 of the Federal Emergency Response and Community Right to Know Act of 1986 (that is, which requires the submittal of emergency hazardous chemical inventory forms as a facility subject to OSHA Hazardous Communication standard, i.e. to prepare and have available material safety data sheet for hazardous chemicals where employees may be exposed to such chemicals in their work place); and

2. have underground storage tanks which require registration with the appropriate Wisconsin agency, except to the extent such registration has previously been undertaken.

        F.     Hazardous Materials. (1) Except as may be disclosed to Buyer in a Seller Disclosure Statement within twenty (20) days of the date of this Agreement, during the time in which Seller has owned the Marsh Property, neither Seller nor, to the best of Seller’s knowledge, any third party has used, generated, manufactured, stored, released, or disposed of on, under, or about the Marsh Property or transported to or from the Marsh Property any flammable, explosive, radioactive materials, hazardous wastes, toxic substances, or related matters (“Hazardous Materials”), except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof. For the purpose of this Article VII, Hazardous Materials shall include, but not be limited to, substances such as friable asbestos or those defined as “hazardous substances”, “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; and in the regulations adopted and publications promulgated pursuant to said laws and any amendments thereto. (2) Except as may be disclosed to Buyer in a Seller Disclosure Statement within twenty (20) days of the date of this Agreement, to the best of Seller’s knowledge, there are not Hazardous Materials stored, released, or disposed of (a) on, under, or about the Marsh Property, except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof, or (b) on, under, or about adjacent properties, in such a manner that their migration to the Marsh Property appears reasonably likely.

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        G.     Zoning Laws; Permits. Except as may be disclosed to Buyer in a Seller Disclosure Statement within twenty (20) days of the date of this Agreement, to the best of the knowledge of Seller, no zoning, building, or similar law or ordinance is violated by the maintenance, operation, or use of the Property. Seller has received no written notice of any change contemplated in any applicable laws, ordinances, or restriction, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property which would prevent, impede, limit, or render more costly in any material way Buyer’s use of the Property consistent with the historic usage thereof. To the best of the knowledge of Seller, all approvals and permits necessary for the operation of the Property consistent with the historic usage thereof have been obtained, are in full force and effect, and are transferable to Buyer without consent or approval of any third party or governmental entity, and Seller will transfer and assign all such permits to Buyer at the closing.

        H.     Water Rights. At present and, to the best of Seller’s knowledge, as of the date of closing, the quality, quantity, adequacy, availability, reliability, and transferability of surface and well water or water rights for the Marsh Property or the eligibility of the Marsh Property or the Buyer to receive and manipulate water from sources historically serving the Marsh Property is permitted and sufficient to meet the current farm operation of Seller.

        I.     Eminent Domain. There are no condemnation or eminent domain proceedings pending or, to the best of Seller’s knowledge, contemplated against the Property or any part thereof, and Seller has received no written notice of the desire of any public authority or other entity to take or use the Property or any part thereof.

        J.     Lawsuits. There are no pending suits or proceedings against or affecting Seller or any part of the Property which (1) do or would adversely affect title to the Property or any part thereof, or (2) do or would prohibit or make unlawful the consummation of the transactions contemplated by this Agreement, or render Seller unable to consummate the same.

        K.     Leases. There will be no leases or use occupancy agreements for the Property or any part thereof which will survive the closing, unless accepted by Buyer.

        L.     Service Contracts. There will be no service contracts or signed contracts or use agreements benefiting the Property which will survive the closing, unless accepted by Buyer.

        M.     Equipment. All equipment and Personal Property described in Exhibit B is owned by Seller and will be conveyed to Buyer by bill of sale at the closing.

        N.     Authority. The party executing this Agreement on behalf of Seller has full right, title, and authority to so execute this Agreement. Any and all documents required to consummate the transactions contemplated herein will be duly authorized and executed on behalf of Seller.

        O.     Mechanic’s Lien. Seller covenants that any work to be done on the Marsh Property prior to closing that could later result in a mechanic’s lien will be paid in full prior to closing.

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        Seller hereby agrees to indemnify and hold harmless Buyer against any and all liability, including reasonable attorneys’ fees, resulting from a breach of any of the representations and warranties appearing in this Agreement, provided, however, that (i) Buyer shall not be entitled to indemnification for breach of a representation or warranty unless the aggregate of the Seller’s indemnification obligations to Buyer under this Agreement exceed an amount equal to one and one-half percent (1.5%) of the Purchase Price, but in such event the Buyer shall be entitled to indemnification only to the extent such indemnification obligations exceed an amount equal to one and one-half percent (1.5%) of the Purchase Price for all breaches of representations and/or warranties hereunder, (ii) Seller’s indemnification obligation hereunder, and its liability for breach of any representations or warranties contained in this Agreement, shall in no event be greater than an amount equal to the Purchase Price, and (iii) in the event Seller’s indemnification obligations to Buyer exceed an amount equal to twenty-five percent (25%) of the Purchase Price, Seller shall have the right and option, but not the obligation, to reacquire the Property at a purchase price equal to the Purchase Price, less an amount equal to any payments previously made by Seller to Buyer pursuant to the provisions of this paragraph, and upon terms and conditions substantially in accordance with the terms of this Agreement, which reacquisition by Seller will constitute Buyer’s sole right to receive any payment or other financial accommodation from Seller under such circumstances (collectively, the “Indemnity Limitations”).

        All of the representations and warranties set forth herein shall survive the closing of this transaction and continue for a period one year following the date of closing, all such representations and warranties, and Seller’s right to make claims or to seek indemnification with respect to breaches thereof, expiring at 11:59 p.m. on the day prior to the one-year anniversary of the date of closing.

        Prior to the conveyance of the Property, Buyer shall not, by entering into this Agreement or otherwise, acquire or assume any liability in respect to the Property; and Seller hereby indemnifies and agrees to hold Buyer harmless from any such liability, subject to the Indemnity Limitations.

        Notwithstanding anything in this Agreement to the contrary, if Seller provides Buyer with so-called “buyers insurance” reasonably acceptable to Buyer that, in the reasonable discretion of Buyer, provides Buyer with protection covering the Seller’s indemnity obligations with respect to breaches of the Seller’s representations and warranties substantially the same as the protection provided to Buyer hereunder, the parties hereto agree to amend this Agreement such that the Buyer shall not be entitled to any indemnification of any kind as a result of the Seller’s breach of its representations and warranties contained herein, and all representations and warranties of the Seller in this Agreement or in any other agreement or instrument contemplated hereby shall be deemed to have terminated as of the closing.

        P.    Operate in the Ordinary Course. From the date hereof until the closing date, Seller shall use its commercially reasonable efforts to operate, in all material respects, the Marsh Property in the ordinary course of business and substantially in the same manner as previously conducted.

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ARTICLE VIII

DISPOSITION OF EARNEST MONEY DEPOSIT

Intentionally Omitted.

ARTICLE IX

MISCELLANEOUS AGREEMENTS

        A.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        B.     Each party agrees to do all things and take all actions, execute and deliver all such other documents and instruments which shall be reasonably requested to carry out the provisions of this Agreement. Execution of documents in duplicate or by facsimile signature shall be the same as execution of the original documents.

        C.     Any notices hereunder shall be in writing and shall be given by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

Seller:	Northland Cranberries, Inc. 2930 Industrial Street Wisconsin Rapids, WI 54495-3237 Attention: John Swendrowski Facsimile: (715) 422-6844

With a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Attn: Douglas C. Gessner Facsimile: (312) 861-2200

Buyer:	___________________________________ ___________________________________ ___________________________________

        D.     Each party to this Agreement shall pay its own costs and expenses relating to the transaction including, but not limited to, all attorneys’ fees.

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        E.     This Agreement is made under and shall be construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        F.     This Agreement and the rights assigned to the Buyer under the assignment of the Option Agreement, if it was assigned to Buyer, and if the Option Agreement was not assigned, the Option Agreement, represent the entire Agreement of the parties with respect to the property subject hereto, any and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or other agreements have been made by any of the parties except as expressly set forth herein. This Agreement may not be changed, modified or rescinded except in writing signed by the parties hereto and any attempt at oral modification of this Agreement shall be void and have no effect.

        G.     No Representations. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT 1. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER IS TRANSFERRING THE PURCHASED ASSETS “AS IS, WHERE IS AND WITH ALL FAULTS” AND 2. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN NEITHER SELLER NOR ANY OTHER PERSON IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY OF THE MARSH PROPERTY OR PERSONAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER BY SELLER OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY BUYER CONCERNING ANY OF THE MARSH PROPERTY OR PERSONAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUYER:
______________________________________
a_____________________________________
By:____________________________________
Name:__________________________________
Title:___________________________________
SELLER:
NORTHLAND CRANBERRIES, INC.,
a Wisconsin corporation
By:____________________________________
Name:__________________________________
Title:___________________________________

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Exhibit A

Marsh Property Description

Exhibit B

Personal Property

ANNEX G

NORTHLAND CRANBERRIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED AUGUST 31, 2004
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Historical	Branded Juice Adjustment	Ocean Spray Adjustment	As Adjusted
Net revenues	$74,045	$(47,544)	$0	$26,501
Cost of sales	(50,969)	35,871	0	(15,098)

Gross profit	23,076	(11,673)	0	11,403
Selling, general and administrative expenses
	(18,996)	9,482	5,893	(3,621)
Write down of long-lived assets and assets
held for sale	(558)	0	0	(558)
Gain on disposal of business and property
and equipment	2,851	0	0	2,851
Other income	3,000	0	0	3,000

Income (loss) from operations	9,373	(2,191)	5,893	13,075
Interest expense	(2,886)	560	2,294	(32)
Gain on debt extinguishment	5,339	0	0	5,339
Interest income	47	0	0	47

Income (loss) before income taxes	11,873	(1,631)	8,187	18,429

Income tax benefit	6,156	0	0	6,156

Net income (loss)	$18,029	$(1,631)	$8,187	$24,585

Net income (loss) per common share:
Basic:	$0.19	$(0.02)	$0.09	$0.26
Diluted:	$0.18	$(0.02)	$0.08	$0.24
Shares used in computing net income (loss)
per share:
Basic	93,403,758	93,403,758	93,403,758	93,403,758
Diluted	100,939,523	100,939,523	100,939,523	100,939,523

See notes to unaudited pro forma condensed consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2005
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Historical	Ocean Spray Adjustment	As Adjusted
Net revenues	$17,709	$0	$17,709
Cost of sales	(11,655)	0	(11,655)

Gross profit	6,054	0	6,054
Selling, general and administrative expenses	(4,091)	1,847	(2,244)
Gain on disposal of property and equipment	7,731	0	7,731

Income from operations	9,694	1,847	11,541
Interest expense	(1,810)	790	(1,020)
Loss on debt extinguishment	(1,731)	0	(1,731)
Interest income	102	0	102

Income before income taxes	6,255	2,637	8,892
Income tax expense	(3,133)	0	(3,133)

Net income from continuing operations	3,122	2,637	5,759
Discontinued operations
(Loss) from discontinued operations	(854)	0	(854)
Gain on disposition of discontinued operations	5,112	0	5,112

Net income	$7,380	$2,637	$10,017

Net income per common share:
Basic:	$0.08	$0.03	$0.11
Diluted:	$0.07	$0.03	$0.10
Shares used in computing net income per share:
Basic	94,091,633	94,091,633	94,091,633
Diluted	100,975,372	100,975,372	100,975,372

See notes to unaudited pro forma condensed consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 28, 2005
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Historical	Ocean Spray Adjustment	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$999	$3,764	$4,763
Accounts receivable - net	1,072	0	1,072
Note receivable and accounts receivable - other	3,014	0	3,014
Inventories	20,745	0	20,745
Prepaid expenses and other current assets	1,017	0	1,017
Deferred income taxes	3,175	(3,175)	0

Total current assets	30,022	589	30,611
Property and equipment - net	46,386	(22,818)	23,568
Other assets	809	0	809
Debt issuance cost - net	349	0	349

Total assets	$77,566	$(22,229)	$55,337

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,621	$0	$6,621
Accrued liabilities	8,507	(5,000)	3,507
Current maturities of long-term debt:
Outstanding principal payments	13,723	(13,573)	150
Future interest payments from debt restructuring	186	(186)	0

Current maturities of long-term debt	13,909	(13,759)	150

Total current liabilities	29,037	(18,759)	10,278

Long-term debt, less current maturities:
Outstanding principal payments	8,053	(7,753)	300
Future interest payments from debt restructuring	1,076	(1,076)	0

Long-term debt, less current maturities	9,129	(8,829)	300

Total liabilities	38,166	(27,588)	10,578

Shareholders' equity:
Common stock - Class A, $.01 par value, 94,091,633 shares
issued and outstanding	941	0	941
Redeemable preferred stock - Series B, $.01 par value, 100
shares issued and outstanding	0	0	0
Additional paid-in capital	154,902	0	154,902
Accumulated deficit	(116,443)	5,359	(111,084)

Total shareholders' equity	39,400	5,359	44,759

Total liabilities and shareholders' equity	$77,566	$(22,229)	$55,337

See notes to unaudited pro forma condensed consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

The pro forma financial data do not purport to project our results of operations for the current year or for any future period. The pro forma financial data are based upon, and should be read in connection with, the latest audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and the Company’s Quarterly Report on Form 10-Q for the six months ended February 28, 2005.

The pro forma condensed consolidated statements of income for the year ended August 31, 2004 have been prepared to show two adjustments: (i) the sale of the branded juice business as reported in the Form 8-K filed with the Securities and Exchange Commission February 28, 2005; and (ii) the sale of nine cranberry marshes pursuant to the option agreement with Ocean Spray.

The pro forma condensed consolidated statements of income for the six months ended February 28, 2005 have been prepared to show the adjustment for the sale of nine cranberry marshes pursuant to the option agreement with Ocean Spray (the sale of the branded juice business, which was sold in February 2005, is already reflected as discontinued operations within the historical financial data presented).

The pro forma condensed consolidated statements of income do not reflect the gain on the sale of nine cranberry marshes of approximately $5.4 million (net of income taxes).

Branded Juice Adjustments:

1.	The unaudited pro forma condensed consolidated statements of income for the year ended August 31, 2004 are based on the financial statements of the Company after giving effect to the following pro forma adjustments:

(a)	The reduction in revenue and cost of goods sold as a result of the sale of the branded juice business;
(b)	The reduction in selling, general and administrative expenses as a result of the sale;
(c)	The decrease in interest expense as a result of the reduction in debt due to the application of proceeds from the sale of the branded juice business; and
(d)	There is no provision for income tax expense resulting from the pro forma adjustments as any tax expense associated with the adjustments would be offset by the reversal of previously unrecognized valuation allowances on net operating loss carry forwards.

Ocean Spray Adjustments:

1.	The unaudited pro forma condensed consolidated balance sheets have been prepared to reflect the sale by the Company of nine cranberry marshes pursuant to the option agreement with Ocean Spray. The pro forma adjustments as of February 28, 2005 reflect the following:

(a)	The receipt of cash from the sale of the nine cranberry marshes;
(b)	The reduction of debt from the proceeds of the sale of the nine cranberry marshes;
(c)	The assets sold; and
(d)	The liabilities extinguished.

2.	The unaudited pro forma condensed consolidated statements of income for the year ended August 31, 2004 are based on the financial statements of the Company after giving effect to the following pro forma adjustments:

(a)	The reduction of selling, general and administrative expenses as a result of the sale of the nine cranberry marches is based on management estimates;
(b)	The decrease in interest expense as a result of the reduction in debt due to the application of proceeds from the sale of the nine cranberry marshes; and
(c)	There is no provision for income tax expense resulting from the pro forma adjustments as any tax expense associated with the adjustments would be offset by the reversal of previously unrecognized valuation allowances on net operating loss carry forwards.

3.	The unaudited pro forma condensed consolidated statements of income for the six months ended February 28, 2005 are based on the financial statements of the Company after giving effect to the following pro forma adjustments:

(a)	The reduction in selling, general and administrative expenses as a result of the sale of the nine cranberry marshes;
(b)	The decrease in interest expense as a result of the reduction in debt due to the application of proceeds from the sale of the nine cranberry marshes; and
(c)	There is no provision for income tax expense resulting from the pro forma adjustments as any tax expense associated with the adjustments would be offset by the reversal of previously unrecognized valuation allowances on net operating loss carry forwards.